    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -------------------------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------

                              PREFERRED VOICE, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                          4813                     75-2440201
   (State or jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification Number)

         6500 GREENVILLE AVENUE, SUITE 570, DALLAS, TX 75206, (214) 265-9580
              (Address and telephone number of principal executive
                    offices and principal place of business)


            ---------------------------------------------------------
                                  G. RAY MILLER
                             CHIEF EXECUTIVE OFFICER
                        6500 GREENVILLE AVENUE, SUITE 570
                                DALLAS, TX 75206
                                 (214) 265-9580
            (Name, address and telephone number of agent for service)

                                    COPY TO:

                              MARK D. WIGDER, ESQ.
                              JENKENS & GILCHRIST,
                           A PROFESSIONAL CORPORATION
                                   SUITE 3200
                                1445 ROSS AVENUE
                              DALLAS, TX 75202-2799
                                 (214) 855-4326
                  --------------------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                  --------------------------------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                  PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE    AGGREGATE OFFERING PRICE   PROPOSED MAXIMUM AGGREGATE   AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED(1)         PER UNIT(2)                OFFERING PRICE                   FEE
----------------------------------------------------------------------------------------------------------------------------
       Common Stock,
     $0.001 par value           5,090,578              $2.485                  $12,650,086.33                $3,162.52
============================================================================================================================

(1) The number of shares being registered represents the number of shares issued and outstanding pursuant to exempt private placements of our common stock and those we may issue upon exercise of common stock purchase warrants.
(2) Based on the average of the reported bid and asked prices of the common stock reported on the OTC Bulletin Board on March 5, 2001, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                  --------------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 8, 2001




                                     [LOGO]

                              PREFERRED VOICE, INC.



                                5,090,578 SHARES

                                  COMMON STOCK


      The selling stockholders identified in this prospectus may use the prospectus to offer and sell up to 5,090,578 shares of our common stock from time to time, including 2,256,418 shares which some of the selling stockholders may acquire on exercise of warrants. The selling stockholders will receive all the proceeds from the sale of these shares. We have however received proceeds from the original issuance of or exercise of warrants for certain of the shares covered by this prospectus. We will also receive proceeds equal to the exercise price of any warrants that are exercised by the selling stockholders.

      Our common stock has been traded in the over-the-counter (OTC) market and quoted through the OTC Bulletin Board under the symbol "PFVI." We expect it to continue to trade in that market. On March 5, 2001, the reported closing bid and asked prices of our common stock were $2.469 per share and $2.50 per share, respectively. The market for the stock is characterized generally by low volume and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

      The selling stockholders may sell all or any portion of the shares in this offering in one or more transactions by a variety of methods, including through the OTC Bulletin Board or in negotiated transactions. The selling stockholders will determine the selling price of the shares. We are paying all expenses of registration relating to this offering except selling and other expenses incurred by selling stockholders, which will be borne by such selling stockholder. The selling stockholders will also pay any broker or dealer commission, fee or other compensation.

      These securities involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                   The date of this prospectus is March , 2001


The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.


                  --------------------------------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary....................................................................   1
Risk Factors...............................................................   2
Special Note Regarding Forward Looking Statements..........................   8
Use of Proceeds............................................................   8
Dividend Policy............................................................   8
Plan of Distribution.......................................................   8
Selected Consolidated Financial Data.......................................  11
Management's Discussion and Analysis of Financial Condition
      and Results of Operations............................................  12
Business...................................................................  16
Management.................................................................  25
Certain Transactions.......................................................  31
Principal and Selling Stockholders.........................................  31
Description of Capital Stock...............................................  35
Shares Eligible for Future Sale............................................  37
Legal Matters..............................................................  38
Experts....................................................................  38
Additional Information.....................................................  38
Index to Consolidated Financial Information................................  39

                  --------------------------------------------


      The Preferred Voice name and logo, the VIP system and the names of products and services we offer are trademarks, registered trademarks, service marks or registered service marks that we own. This prospectus also makes reference to trademarks, registered trademarks, service marks and registered service marks of other companies.

                                     SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO CAREFULLY READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS REGISTRATION STATEMENT.

                                   OUR COMPANY

      We provide speech recognition services for the enhanced services needs of telecommunications providers. Through our Voice Integrated Platform System, the VIP system, we offer telecommunications providers a cost-efficient method of providing speech recognition services to their subscribers. Our services provide subscribers with an array of services, such as caller identification, a personal directory and remote access, all of which are linked to voice recognition. We believe these services enable telecommunications providers to generate more revenue, comply with certain regulations related to equal access for the disabled and to provide their subscribers with advanced technological services. We contract with telecommunications providers to install the VIP system and offer the services to the subscribers in their service areas for a share in the revenue generating from those services. Our revenue sharing arrangements create competitive advantages for those telecommunications providers with whom we contract through lowering their initial capital investment to offer revenue-generating speech recognition services. We have already signed contracts with thirty (30) telecommunications providers which have approximately 4.5 million subscribers. Of these subscribers, 4,689 had subscribed to our services as of January 31, 2001.

      Our marketing efforts are targeted toward primary telecommunications providers - Wireless Communications Carriers, or wireless carriers, Incumbent Local Exchange Carriers, or ILECs, and Competitive Local Exchange Carriers, or CLECs. We are currently focusing our marketing efforts on ILECs that have less than 100,000 lines and wireless carriers in similar markets. Many wireless carriers, ILECs and CLECs are already providing other enhanced services, like caller identification, call notes and other message services. However, our VIP system will allow them to provide voice messaging and voice activated dialing services with minimal up-front capital expenditures for a share in the revenue generated from the services. We believe that the minimal cost, ease of installation and ease of use of the VIP system will make our voice recognition services an attractive addition to the menu of services already offered by telecommunications providers.

                                   OUR ADDRESS

      Our principal executive offices are located at 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206, and our telephone number at that address is
(214) 265-9580. Our website address is HTTP://WWW.PREFERREDVOICE.COM. The information contained in our website is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered by our selling stockholders...............        5,090,578 shares
Common stock to be outstanding after the offering..............        17,036,504 shares (assumes all
                                                                       warrants are exercised)
Use of Proceeds................................................        We will not receive any proceeds from
                                                                       the sale of the common stock by the
                                                                       selling stockholders.
OTC Bulletin Board symbol......................................        PFVI

                                  RISK FACTORS

      ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND OUR PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SEC, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW WHICH MAY PREVENT US FROM BECOMING PROFITABLE.

      Since our inception in 1994, we have incurred operating losses and negative cash flow in every year. As of December 31, 2000, we had an accumulated deficit of approximately $ 9.8 million. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

OUR HISTORICAL REVENUE PRIMARILY WAS DERIVED FROM SERVICES THAT WE DO NOT EXPECT TO BE THE FOCUS OF OUR FUTURE BUSINESS.

      Because our commercial offerings of applications through the VIP system are at an early stage, we are not currently deriving substantial revenue from the services that we intend to provide going forward. We began actively marketing the VIP system at the end of 1998. Prior to that time, we had spent two years developing the system and before that we had been engaged in the long distance telecommunications business, a different type of business. As a result, our historical revenue does not reflect the type of revenue we expect in the future from our core business. Accordingly, we have a limited operating history upon which you can base an evaluation of us and our current prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets, such as the voice recognition market.

OUR LIMITED FUNDING MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY, AND THE AVAILABILITY OF ADDITIONAL RESOURCES IS UNCERTAIN.

      Our business model requires us to devote significant financial resources to the continued enhancement and maintenance of our VIP system and related services and applications. If we are not able to successfully manage our existing resources or to secure additional funding and other resources in a timely manner, our ability to successfully provide these services and applications and to generate sufficient revenues will be restricted.

      We must conserve cash because we have generated minimal revenues to date. Effective August 24, 2000, we obtained from investors an equity investment of $3,000,000 for an aggregate of 1,142,858 shares of our common stock at a per share purchase price of $2.625. These shares, as well as shares underlying outstanding warrants, are being offered pursuant to this prospectus. We also issued the investors in the offering a warrant exercisable for five (5) years to purchase one (1) share of our common stock for each four (4) shares purchased in the August 24th offering. We cannot guarantee that, in the future, we will be able to raise sufficient money through sales of debt or equity. The unavailability or timing of significant revenues and financing could prevent or delay the continued provision of our services and applications and may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may not be able to remain current in our filings with the SEC and following a 30 or 60 day grace period, our common stock could become ineligible for quotation on the OTC Bulletin Board. See "We may be ineligible for listing our common stock on the OTC Bulletin Board if we are not able to demonstrate compliance with the continued listing requirements."

OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL AND ATTRACTING ADDITIONAL QUALIFIED EMPLOYEES.

      Our future success is dependent in large part on a number of key senior management, software development and sales and marketing employees. We do not have written employment agreements for a specified term with key technical or managerial personnel and the loss of one or more key employees could have a material adverse effect on our business, financial condition and results of operations.

      Our future success also will depend to a significant extent on our ability to attract, train, motivate and retain highly qualified employees. These employees include managerial and sales and customer support personnel, as well as highly skilled software development professionals and other senior technical personnel. We believe that there is a shortage of, and significant competition for, individuals with the advanced technological skills necessary to accomplish goals we have set for our company. We expect that it will become increasingly difficult to hire additional personnel with such expertise and experience. Our inability to hire and retain qualified personnel or our loss of the services of key personnel could have a material adverse effect upon our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO MARKET OUR VIP SYSTEM.

      Our business model depends on our ability to derive revenue from our revenue sharing contracts which allows contracting telecommunication providers to sell the applications of our VIP system platforms to their customers. As a result, our future financial performance will depend in large part on the continued market acceptance of our voice-recognition applications, our ability to market additional applications of our VIP system software and our ability to adapt and modify the VIP system to meet the evolving needs of telecommunications providers who use our system. Revenues from our VIP system services depend in part on the generation of significant numbers of subscribers. It is uncertain whether we or the telecommunication providers with whom we contract will be able to develop and maintain at reasonable cost a significant subscriber base for our services and applications. Competition and the future effects of product enhancements makes the life cycle of our products and services difficult to estimate, including developments in the hardware and software environments in which the voice-recognition applications operate. The failure of our applications to gain widespread acceptance, whether as a result of competition, technological change or otherwise, would have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO CONTINUE TO ATTRACT AND RETAIN STRATEGIC RELATIONSHIPS WITH TELECOMMUNICATIONS PROVIDERS IS IMPORTANT TO OUR FINANCIAL SUCCESS.

      We will continue to distribute our services through telecommunications providers and direct distributors. The effectiveness of generating subscriber sales from strategic relationships with telecommunication providers is dependent on the marketing and sales efforts of those providers with whom we contract, and their dedication of resources to providing new innovative voice recognition products to their customers.

      In addition, we cannot assure you that we will be able to effectively manage potential conflicts in our strategic relationships, that economic conditions or industry demand will not adversely affect the telecommunication providers with whom we contract or that such providers will not devote greater resources to market and support the services of other companies not utilizing voice recognition. Our future performance also will depend in part on our ability to attract additional telecommunication providers that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products or services. We also rely on telecommunication providers to provide subscriber customer support for our products. If those providers fail to provide adequate customer support, subscribers to our services could cease using our services and applications, which could harm our customer goodwill and adversely affect our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND TO RETAIN LICENSES TO USE THIRD-PARTY PROPRIETARY SOFTWARE.

      Our success depends to a large extent upon our proprietary technology. We regard our software applications as proprietary and rely primarily on a combination of contract, copyright, trademark and trade secret law to protect our proprietary rights. We have no patents on our products currently in commercial use and we have not yet registered any of the marks related to our applications, although we are in the process of applying for patents and registering trademarks on several of our products and service applications. The source code for our proprietary applications is protected by trade secret and copyright laws. It is our policy to enter into confidentiality agreements with our employees to protect our software, documentation and other written materials under trade secret and copyright laws.

      Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use our products or technology, to obtain and use information that we regard as proprietary or to independently develop similar or superior products or technology. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we expect that software piracy will be a persistent problem. In addition, we may make our source code or products available to our strategic partners, which may increase the likelihood that our products are misappropriated or misused. We have applied for patents on our Voice Integrated Platform and Method of Operation Thereof and Voice Integrated Platform and Method of Operation Thereof with Release Links. We have also applied for trademarks for Class 9-Preferred Voice, Class 38-Preferred Voice, Safety Talk, Safety*Talk, Voice Accessed Content and ** Talk.

      We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of others. However, we cannot assure you that a third party will not assert infringement claims against us in connection with our current or future products. As the number of software products increases and the functions of these products overlaps, we expect that software developers may increasingly become subject to infringement claims. Any infringement claim, with or without merit, may be time consuming and expensive to defend, cause product and service delays or require us to enter into royalty or licensing agreements that may not be acceptable to us. See "Business - Technology."

ANY SOFTWARE DEFECTS IN OUR VIP SYSTEM COULD HARM OUR BUSINESS AND RESULT IN LITIGATION.

      Complex software products such as ours may contain errors, defects and bugs. With the planned release of any upgraded product or new product, we may discover these errors, defects and bugs and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality, or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us which, even if unsuccessful, would likely be time-consuming and could result in costly litigation and payment of damages.

OUR PRODUCTS CAN HAVE A LONG SALES AND IMPLEMENTATION CYCLE AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE MAY FLUCTUATE.

      The sales cycles for the closing of one of our revenue sharing agreements is generally three to six months but may be shorter or longer depending on the size and complexity of the customer and customer's telecommunications network. We may spend significant time educating and providing information to prospective customers regarding the use and benefits of our products. During this evaluation, we may expend substantial sales, marketing and management resources.

      After we sign a revenue share agreement with a contracting telecommunications provider, it may take substantial time and resources to deploy and integrate our software and hardware into our customers' existing systems. Our agreement specifies acceptance criteria, and we will not be able to recognize service revenue until each installation is accepted and services are provided and billed to the end user. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles make it difficult to predict the quarter in which revenue recognition may occur and may cause service revenue and operating results to vary significantly from period to period. These facts could cause our stock price to be volatile or to decline.

OUR MARKETING AGREEMENTS ALLOW PARTICIPATING ILECS AND WIRELESS CARRIERS TO REJECT THE VIP SYSTEM AFTER INSTALLATION AND TESTING IS COMPLETED AND ARE GENERALLY TERMINABLE AFTER FIVE YEARS.

      Our Marketing Agreements allow participating ILECs and wireless carriers, to reject the VIP system after installation and testing is completed if they provide us with written notice of problems revealed to the provider in its testing period. These agreements also allow either us or the participating providers to terminate the contract on thirty (30) days' written notice if we are unable to cure any material deficiency of the VIP system within thirty (30) days of when we commence testing. If a number of the ILEC and wireless carriers with whom we have contracted choose to reject the VIP system, our business, financial conditions and results of operations could be materially and adversely affected. In addition, our marketing agreements are generally terminable on sixty (60) days notice after five (5) years. If a number of ILECs and wireless carriers choose to terminate the agreements at that time, our business, financial conditions and results of operations could be substantially harmed.

WE ARE CURRENTLY PURSUING LITIGATION RELATED TO A ONE-TIME SALE OF OUR VIP SYSTEM, WHICH IF DECIDED ADVERSELY TO OUR INTERESTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

      In 1999, we entered into an agreement with KMC Telecom Holdings, Inc. to sell them VIP system platforms and license them the technology included in the VIP system in thirty nine (39) markets. This agreement created a significant fluctuation in our revenue for the quarter ended June 30, 1999 when the revenue associated with the market licensing fee was recognized and for the quarters ended September 30, 1999 and December 31, 1999 when KMC purchased testing systems and services. KMC has asserted that it has not accepted the initial VIP system we installed under the terms of our contract with them, and KMC has requested a refund of most of the $961,000 they paid to us for a licensing fee and eight installations. If we are required to refund that money, it could result in a substantial charge to our revenues in the period in which the refund is made and could have a material adverse effect on our financial condition. See "Business-Legal Proceedings."

WE MAY BE INELIGIBLE FOR LISTING OUR COMMON STOCK ON THE OVER THE COUNTER BULLETIN BOARD IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

      We are subject to certain eligibility requirements of the OTC Bulletin Board. In the past, we have not remained current in our filings with the SEC when we were unable to generate revenues or obtain funding. In the event that we have such financing problems in the future, we could again fall behind in our SEC filings and following a 30 or 60 day grace period, our common stock could become ineligible for the quotation on the OTC Bulletin Board. In the event that our stock is ineligible for quotation on the OTC Bulletin Board and we are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected. We cannot guarantee that we will be able to meet the eligibility or listing requirements of any other markets.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT.

      Any delays in product development could adversely affect our revenues or results of operations. To be successful, we must continue to develop and enhance technologies to enable us to offer voice recognition services and applications and to supply other voice recognition services to third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

                          RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR OUR SERVICES MAY NOT CONTINUE TO DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

      Our future financial performance depends in large part on growth in demand for our voice recognition services and applications. If the market for voice recognition services and applications does not develop or if we are unable to capture a significant portion of that market either directly or through the telecommunication providers with whom we contract, our revenues and our results of operations will be adversely affected.

      The market for voice recognition services is still evolving. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. In order to achieve commercial acceptance, we will have to continue to educate prospective customers about the uses and benefits of speech - activated services in general and our VIP system and applications in particular. As a result, we cannot guarantee that the market for voice recognition services and applications will grow or that consumers will accept any of the services or applications provided through our VIP system platform.

IF WE ARE UNABLE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY, OUR SYSTEMS COULD BECOME OBSOLETE AND WE COULD LOSE REVENUE.

      The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice recognition services and applications obsolete and unmarketable.

      Our success will depend upon our ability to timely develop and introduce new products, services and applications, as well as enhancements to our existing product, services and applications, to keep pace with technological developments and emerging industry standards and address the changing needs of those providers to whom we are providing our services and applications and their subscribers. We may not be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, services and applications. In addition, our new products, services and applications may not adequately meet the requirements of the marketplace or achieve market acceptance.

OUR CUSTOMERS ARE SUBJECT TO A REGULATORY ENVIRONMENT AND TO INDUSTRY STANDARDS THAT MAY CHANGE IN A MANNER ADVERSE TO OUR INTERESTS.

      Our customers are subject to a number of government regulations and industry standards. Our products, services and applications must comply with these regulations and standards. Changes to these standards may require us to make periodic changes to our products and services. In addition, we have based certain of our assumptions as to the potential market on the assumptions that certain legislation related to disabled persons' use of speech recognition applications and the regulations of the cellular telephone market in the use of phones while driving will drive demand. If such legislative action is not taken by regulatory authorities, it could have an adverse effect on our marketing efforts, and therefore could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES OF OUR COMMON STOCK INTO THE PUBLIC MARKET, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD ADVERSELY AFFECT OUR STOCK PRICE.

      The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. This could also harm our ability to raise additional capital by selling equity securities. As of March 5, 2001, we had outstanding options, warrants and convertible securities for the purchase of up to 3,444,453 shares of common stock at an average exercise price of $1.42 per share. The resale of 2,256,418 of shares underlying warrants and 2,834,160 shares owned outright by certain selling stockholders will be registered pursuant to this prospectus. The increasing number of common stock that could be sold into the public market could adversely affect the market price of our common stock.

THE CURRENT PUBLIC MARKET FOR OUR COMMON STOCK IS LIMITED AND HIGHLY VOLATILE.

      The shares of common stock offered pursuant to this prospectus are traded on the Over-the-Counter Bulletin Board. Trading activity in our common stock should be considered sporadic, illiquid and highly volatile, and an active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the common stock meets the definition of a penny stock, it will be subjected to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)).

OUR OTHER CONVERTIBLE SECURITIES MAY LIMIT THE PRICE GROWTH POTENTIAL OF OUR COMMON STOCK.

      We have issued a substantial number of warrants and options to purchase shares of our common stock which are currently outstanding. These may limit the price growth potential of our common stock. In addition to limiting such potential, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE AGGREGATE CONTROL APPROXIMATELY TWENTY-EIGHT PERCENT (28%) OF OUR VOTING STOCK.

      Our directors and executive officers together own beneficially approximately twenty-eight percent (28%) of the issued and outstanding shares of our common stock. If those stockholders were to vote all of their shares in a similar manner, they would have sufficient voting power to significantly influence the outcome of any corporate transaction or any matter submitted to the stockholders for approval, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, and to prevent or cause a change in control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates, views and opinions regarding the telecommunications industry. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Notwithstanding the foregoing, we are not entitled to rely on the safe harbor for forward looking statements under 27A of the Securities Act or 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as long as our stock is classified as a penny stock within the meaning of Rule 3a51-1 of the Exchange Act. A penny stock is generally defined to be an equity security that has a market price (as defined in Rule 3a51-1) of less than $5.00 per share, subject to certain exceptions.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.


                                 USE OF PROCEEDS

      Because this prospectus is solely for the purpose of permitting the selling stockholders to offer and sell shares, we will not receive any proceeds from the sale of the shares being offered. The selling stockholders will receive all the proceeds. We have however received proceeds from the original issuance of or exercise of warrants for the shares covered by this prospectus. We will also receive proceeds in the amount of the exercise price of any warrants that are exercised by the selling stockholders. Assuming exercise of all of the warrants, the gross proceeds to us from the exercise of all of the warrants would be $3,141,331. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.


                                 DIVIDEND POLICY

      We have not declared or paid any dividends on our capital stock since our inception and do not anticipate paying dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.


                              PLAN OF DISTRIBUTION

      We are registering this offering of shares on behalf of the selling stockholders. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses. The selling stockholders will pay any underwriting discounts and selling commissions in connection with the sale of the shares and, if the selling stockholders elect to effect an underwritten public offering of the shares covered by this prospectus, all "road show" and other marketing expenses incurred by us, the selling stockholders or any underwriters that are not otherwise paid by the underwriters.

      The selling stockholders may sell the shares covered by this prospectus from time to time in one or more transactions through the OTC Bulletin Board, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will determine the prices at which they sell their shares in these transactions. The selling stockholders may effect the transactions by selling the shares to or through broker-dealers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The shares may be sold by one or more, or a combination, of the following:

      -     a firm commitment underwritten secondary offering,

      - a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

      - an exchange distribution in accordance with the rules of the applicable exchange,

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

      -     privately negotiated transactions.

      The selling stockholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short pursuant to this prospectus and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this prospectus. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default by the selling stockholder, the broker-dealer may sell the pledged shares pursuant to this prospectus.

      The selling stockholders may engage in other financing transactions that may include forward contract transactions or borrowings from financial institutions in which the shares are pledged as security. In connection with any of these forward contract transactions, the selling stockholders would pledge shares to secure their obligations and the counterparty to these transactions would sell the common stock short to hedge its transaction with the selling stockholder. Upon a default by the selling stockholder under any of these financings, including a forward contract transaction, the pledgee or its transferee may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated with a selling stockholder in connection with the sale. Broker-dealers or agents, any other participating broker-dealers and the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have not advised us whether they have or have not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      The selling stockholders will be subject to applicable provisions of the Exchange Act and their associated rules and regulations, including Regulation
M. These provisions may limit the timing of purchases and sales of shares of our common stock, by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of the shares through an underwritten secondary offering or a block trade, special offering, exchange distribution or secondary distribution, purchase by a broker or dealer or hedging or financing transaction with the selling stockholders. The supplement will disclose:

      -     the name of each underwriter or participating broker-dealer,

      -     the number of shares involved,

      -     the price at which the shares will be sold,

      - any commissions paid or discounts or concessions allowed to underwriters or broker-dealers,

      - if applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      -     other facts material to the transaction.

      The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of shares using this prospectus against certain liabilities, including liabilities arising under the Securities Act.

      The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act.

                             SELECTED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and the related Notes included elsewhere in this prospectus. The selected statement of operations data for the fiscal years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 and 1999, and the selected balance sheet data as of March 31, 2000 and the nine months ended December 31, 2000 are derived from our audited Financial Statements included elsewhere in this prospectus.


                                                                      Nine months Ended
                                      Year Ended March 31,               December 31,
                                      1999            2000            1999            2000
                                  ------------    ------------    ------------    ------------
                                                                    Unaudited       Unaudited

Statement of Operations data:
   Net Sales                      $    180,383    $    885,134    $    880,908    $     66,646
   Operating Gain (Loss)              (779,426)     (1,053,042)       (420,216)     (2,838,276)
   Extraordinary Items                  88,828          59,976          35,116             -0-
   Net Gain (Loss)                    (690,598)       (993,066)       (385,100)     (2,838,276)
   Gain (Loss) per Common Share          (0.10)          (0.09)          (0.04)          (0.21)
   Weighted average Shares
       Outstanding                   7,205,065      11,283,538      10,390,308      13,746,448



                                                                                     As of
                                                                 As of March 31,  December 31,
                                                                      2000            2000
                                                                  ------------    ------------
                                                                                    Unaudited
Balance Sheet data:
   Current Assets                                                 $  1,461,939    $  1,836,510
   Current Liabilities                                                 811,773         695,049
   Total Assets                                                      2,845,215       3,065,878
   Stockholders' Equity (deficit)                                    2,033,442       2,370,829


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO AND THE UNAUDITED FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS BEGINNING ON PAGE F-1.

OVERVIEW



           We began operations in May 1994 as a traditional 1+ long-distance reseller. We needed to distinguish our company from other resellers and so this led us to concentrate on enhanced services utilizing voice recognition call completion technology. We contracted with Intervoice-Brite, Inc., formerly known as Brite Voice Systems, Inc., to develop a switching platform that incorporated its service applications with voice recognition technology acquired through a licensing agreement with Voice Control Systems, Inc.

           Recognizing the declines in telecommunications service prices and the decreasing margins being experienced in long distance sales, we decided to sell our long distance customer base and assets in early 1997. We also concluded that the underlying architecture used by Brite to develop its services would not be flexible enough to continue to create a variety of services in the future. Therefore, we reduced our staff and overhead and began focusing on developing our own proprietary software.

           From June of 1997 until April of 1998, we focused solely on the development and testing of services to be deployed to the public through a platform we call the VIP system, which stands for the Voice Integrated Platform System. In late April of 1998, our first operational VIP system was collocated in a switch environment. We focused our initial sales efforts on introducing the concept of voice dialing to prospective customers to gauge consumer response with respect to pricing, features and viability of the services we provided.

           In December of 1998, we realized that we would need extensive amounts of working capital to sell and market our services directly to subscribers. Therefore, we began researching venues which already had inherent customer bases. The first distribution channel that we explored was the use of master distributors in various cities and states around the country. We believe the distributors will be a source of customer addition once we are in the position to locate our VIP systems in the master distributor marketing areas. The second distribution channel we explored was through revenue sharing directly with Incumbent Local Exchange Carriers, or ILECs, Wireless Communication Carriers, or wireless carriers, and Competitive Local Exchange Carriers, or CLECs. We have found these avenues of distribution extremely attractive because these entities already have the customer bases and the infrastructure to service large numbers of customers. To date, we have signed thirty (30) ILEC and wireless carrier multi-year contracts. Four contracts have been fully implemented so that the systems installed pursuant to such contracts are already generating revenues for us. Four contracting telecommunications providers are in the system acceptance and early marketing stages, and we should generate revenues from these contracts in the early part of the next fiscal year.

           We are still at an early stage of implementing our business plan. It is subject to risks inherent in the establishment and deployment of technology with which consumers have limited experience. As voice recognition becomes more prevalent in everyday life, such as in computer programs, reservation systems and telecommunications information systems, we believe the public will be more apt to accept and utilize voice-related features. In order for the us to succeed, we must:

            - secure adequate financial and human resources to meet our requirements, including adequate numbers of technical support staff to provide service for our customers;

            - establish and maintain relationships with telecommunications providers;

            -     facilitate integration with various switch environments;

            -     establish a lead time for delivery of hardware;

            -     achieve user acceptance for our services;

            -     generate reasonable margins on our services;

            - deploy and install VIP systems on a timely and acceptable schedule;

            -     respond to competitive developments;

            - mitigate risk associated with our technology by obtaining patents and copyrights and other protections of our intellectual property; and

            - continually update our software to meet the needs of consumers.

Failure to achieve these objectives could adversely affect our business, operating results and financial condition.

           The principal elements of our strategy to achieve a leading position in the speech recognition telecommunications enhanced services market are as follows:

            - TARGET WHOLE CUSTOMER BASES. We believe that if the consumer will try our speech services that they will like them and utilize them. We are now introducing an "opt out" program to the wireless providers who contract with us. It allows them to provide voice dialing services to their entire subscriber base at a reduced revenue share arrangement. All subscribers of a contracting wireless provider that elects our "opt out" program are provided the service and are billed for such service unless the subscriber "opts out" after a trial period. This allows the subscriber to test the services without having to actually subscribe for the speech services we are offering through their wireless phone company.

            - CONTINUE TO ENHANCE OUR CUSTOMER RELATIONSHIPS. We consider our customers to be strategic partners. Our long-term revenue sharing agreements allow us to plan a joint, strategic deployment of services to a contracting provider's subscribers. Once a market becomes familiar with basic voice dialing services, we intend to introduce other voice services.

            - DEVELOP STRATEGIC ALLIANCES. We are working to establish strategic relationships with telecommunications providers around the nation to broaden and accelerate the deployment of our speech services. For instance, a relationship with a nationwide network provider would allow us to centralize operations and provide services to numerous carriers from one location eliminating the need for our equipment to be collocated at each carrier site.

            - TECHNOLOGICAL ENHANCEMENTS. We believe that we provide high quality, reliable speech recognition services to consumers. We intend to continue to develop services that we believe will enhance the services we are already providing or for which we believe there is a viable market.


RESULTS OF OPERATIONS

           For the nine month period ended December 31, 2000, we recorded net loss of $2,838,276, or $.21 per share, compared to a net loss of $385,100 or $.04 per share, for the nine month period ended December 31, 1999. For the three month period ended December 31, 2000, we recorded a net loss of $1,031,824, or $.07 per share, compared to a net loss of $489,953, or $.04 per share for the three month period ended December 31, 1999.

           TOTAL REVENUE

           Total revenue for the nine months period ended December 31, 2000, was $66,646 compared to $880,908 for the nine months period ended December 31, 1999. Of the revenue booked in the nine months period ended December 31, 2000, 74% was generated from sales of our VIP systems, 15% from service fees for our services, "Emma the Perfect Receptionist" and "Smart Line," and 11% from revenue sharing agreements. Of the revenue booked in the nine months period ended December 31, 1999, 65% was generated from one-time licensing fees we received from KMC, 22% was from sales of our VIP systems, 10% from customer tests, 2.5% from master distributor fees for specific marketing rights, and the remaining .5% from service fees for our services, "Emma the Perfect Receptionist" and "Smart Line."

           For the fiscal year ended March 31, 2000, revenues of $885,134 were generated, 65% was from one-time licensing fees to KMC, 22% from sales of its VIP systems, 10% from customer tests, 3% from master distributor fees for specific marketing rights, and 1% from service fees for our services, "Emma the Perfect Receptionist" and "Smart Line." The reduction of revenues reflects that in the fiscal year ended March 31, 2000, we obtained most of our revenues from a licensing arrangement with KMC, whereas in the last three quarters of the fiscal year ending March 31, 2001, we have obtained most of our revenues from revenue sharing agreements with our new customers.

           We anticipate that revenues from our revenue sharing agreements will grow gradually in the final quarter of fiscal year 2001 as we continue to install VIP systems in the central switch offices of ILECs and wireless carriers which have already signed revenue sharing agreements. We intend to focus our marketing efforts, in the near future, on entering into revenue share agreements with ILECs and wireless carriers. We do not anticipate substantial revenue going forward from the sale of master distributorships or sale and direct licensing of the VIP systems, such as was done in the KMC licensing agreement.

           COST OF SALES

           Cost of sales for the nine months period ended December 31, 2000 was $80,284 compared to $201,917 for the nine months period ended December 31, 1999. For the nine months period ended December 31, 2000, 68% of the costs were for network infrastructure, such as collocations, connectivity, system access, and long-distance and 32% of the costs were for VIP system hardware purchased by KMC; whereas in the comparable period of the previous year 55% of the costs were for VIP system hardware purchased by KMC, 16% of the costs were associated with the closing of the KMC licensing agreement, and 29% were for network infrastructure such as collocations, connectivity, system access and long distance.

           SELLING, GENERAL AND ADMINISTRATIVE

           Selling, general and administrative expenses for the nine months period ended December 31, 2000 were $2,821,188 compared to $1,072,070 for the nine months period ended December 31, 1999. Selling, general and administrative expenses for the three months period ended December 31, 2000 were $1,019,492 compared to $482,259 for the three months period ended December 31, 1999. The difference in the period ended December 31, 1999 and the same period in 2000 was primarily due to the staffing increases and increased marketing efforts of our revenue sharing program to wireline and wireless carriers.

           We expect that selling, general and administrative expenses will continue to increase through fiscal 2001, such expenses to include costs related to increases in the number of employees and general overhead.

           CORE TECHNOLOGY ENHANCEMENTS

           We have not expensed any research and development costs for any of the periods stated on our financial statements, but we have capitalized costs of $681,600 for enhancement of our core software and hardware technology for the period ended December 31, 2000, in comparison to $269,145 for the period ended December 31, 1999.

           EXTRAORDINARY ITEMS

           We have recognized income from the extinguishment of debt of $0 and $35,116, respectively, for the nine months period ended December 31, 2000 and 1999.

           INCOME TAXES

           As of December 31, 2000, we had cumulative federal net operating losses of approximately $9.7 million, which can be used to offset future income subject to federal income tax through the fiscal year 2022. Net operating loss limitations may be imposed if changes in stock ownership of the company create a change of control as provided in Section 382 of the Internal Revenue Code of 1986.


LIQUIDITY AND CAPITAL RESOURCES

           Our cash and cash equivalents at December 31, 2000 were $1,018,319, a decrease of $354,972 from $1,373,291 at March 31, 2000.

           On June 3, 1999, we entered into a software license agreement with KMC. Under the terms of the agreement, KMC paid us an initial license fee of $570,000. It has also paid us $391,000 for hardware for eight installations. The agreement provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations.

           To date we have installed one system. On September 25, 2000, KMC wrote us and asserted that since it had not accepted the initial installation within 90 days, it was refusing to accept the system and exercising its right to terminate the agreement. KMC requested a refund of most monies paid relating to the initial market and a refund of all monies paid for other markets. If we are required to refund such monies it would result in a charge to revenue in the period that the refund is ascertained and could have a material adverse effect on our financial condition, particularly our liquidity. We responded by informing KMC that under the terms of the agreement, KMC had already accepted the initial installation and, therefore, had no right to terminate the agreement. On November 16, 2000, we filed a breach of contract suit against KMC. On March 1, 2001, KMC gave written notice to us that it was terminating its agreement with us effective on the anniversary date, June 3, 2001. See "Business-Legal Proceedings" for additional information regarding the legal proceedings.


           FUTURE OBLIGATIONS

           Our ability to raise capital is, in the opinion of management, the primary constraint on the implementation of our business plan. Management estimates that during the next twelve (12) months, we will require approximately $2,000,000 of equity and/or long term debt to finance our costs of marketing, system deployment, and continued refinement of our services.

           During the next twelve months, subject to raising adequate capital or securing financing for our VIP systems, we intend to:

           -    substantially increase our VIP system installations,

           -    continue marketing of our VIP systems,

           -    introduce new services, and

           -    continue refining the services we currently provide.

Subject to our ability to fund the cost, we expect to hire or contract with approximately thirty (30) additional persons during the next twelve (12) months, primarily to support our expanding marketing activities, software and hardware development, and system installations. At March 5, 2001, we employed thirty-three (33) full time employees.

                                    BUSINESS

OVERVIEW

           We integrate and market speech recognition technologies to telecommunications providers to enhance their overall package of voice services. Our key product, the Voice Integrated Platform System, which we refer to as the VIP system, successfully integrates the Philips Speech Pearl Natural Dialog, Philips Speech Processing's speech recognition technology, with our own proprietary software application. The VIP system utilizes standard industrial grade hardware and a rack-mountable microprocessor-based computing system, with a Windows NT operating system. The VIP system has been developed for collocation at a telecommunication provider's central office switch. With the VIP system, a subscriber to our services can use natural conversational speech to access a variety of enhanced service applications. We believe that the VIP system's enhanced services will become standard telephony options offered by telecommunications providers in the 21st century.


           We were incorporated in Delaware in 1992 under the name of Direct Connect, Inc. and began operations in the telecommunications industry under the name of Preferred Telecom, Inc. in May 1994. We began as a long distance telecommunications carrier with a variety of enhanced services, however, in February 1997 we sold a number of assets, including our end-user customer base to Brite Voice Systems, Inc. We elected to sell these assets because we believed that the growth prospects of this aspect of our business were limited. Since then, we have focused on enhanced telephone services that feature speech recognition technology because we believe that there are larger market opportunities in offering enhanced speech recognition services to telecommunications providers.


INDUSTRY BACKGROUND

           INCUMBENT LOCAL EXCHANGE CARRIERS

           ILECs comprise the largest market of telecommunications providers. The Federal Communications Commission (FCC) reported in August of 2000 in its report on "Local Telephone Competition" that by the end of 1999 there were at least 1,300 providing over 181 million end-user service lines nationwide (carriers with under 10,000 lines in a state were not required to report to the FCC). ILECs already have an existing subscriber base, and we believe that many desire to add enhanced service options to increase revenue and deter potential competition. The FCC reported in its "Statistics of Communications Common Carrier" report for year ended December 31, 1999 that in 1999 alone, local telephone common carriers spent over $12 billion on upgrading to digital central office switches. These switches enable carriers to provide their subscribers the latest enhanced services. We believe many ILECs have already begun to utilize outboard platforms for certain call processing services, as well as voice mail; however, we believe that the convenience of our VIP system will draw many ILECs to use our collocated systems.

           WIRELESS CARRIERS

           Wireless carriers had an estimated 90.5 million subscribers nationwide at the end of June 2000. We believe that the number of wireless subscribers will increase to 168 million subscribers by the end of 2003. The FCC has sold spectrum for up to eight operators per market in each of the 734 FCC designated cellular markets in the United States, Puerto Rico, Virgin Islands, Guam and other Territories and U.S. possessions. We believe wireless carriers need to capitalize on this growth and that they want to differentiate themselves from each other to be competitive. Therefore, many are beginning to offer their subscribers enhanced services, including voice messaging and voice activated services.

           COMPETITIVE LOCAL EXCHANGE CARRIERS

           As of December 1999, there were approximately 298 facility based CLECs nationwide, providing approximately 8.3 million end-user service lines nationwide. We believe that CLECs will secure more than 17% of the $l60 billion local exchange market by 2004. We, therefore, believe that the CLEC market will provide a significant marketing opportunity over the next two years.

           GOVERNMENT REGULATION

           The Telecommunications Act of 1996 requires telecommunications providers to look for new solutions to provide disabled persons equal access to their systems. Our VIP system may be able to provide a solution for telecommunication providers' obligations to the disabled. Section 255 of the Telecommunications Act of 1996 requires a provider of telecommunications service to ensure that its service is accessible to and usable by individuals with disabilities, if readily achievable. Our VIP system with its voice activated services would allow people with limited manual dexterity, limited reach or strength, limited or no vision or other disabilities to access the national telecommunication network. The Texas legislature also passed an act "relating to expanding the specialized telecommunications devices assistance program and contracts for special features of the telecommunications relay access service." The act took effect on September 1, 1999 and expanded an existing voucher program, allowing the Public Utilities Commission and the Texas Commission for the Deaf and Hard of Hearing to issue vouchers and provide other financial assistance to individuals with disabilities that impair the individuals' ability to effectively access the telephone network. The act allows the vouchers to be used to purchase certain specialized services. Originally, this law applied only to the hearing disabled, but the legislature amended the original act so that people with other disabilities, people who do not have the use of their hands or vision for example, could also receive vouchers for qualifying services. We believe that the VIP system is an economically feasible voice dialing and activated service that many telecommunications providers can make available to people with a disability.

           Many state governments have also proposed regulations regarding the use of wireless phones while driving. A report published by the National Conference of State Legislatures in July 2000 stated that in at least 37 states since 1995, legislators have proposed bills concerning the use of cellular telephones in automobiles. Five municipalities have passed laws requiring use of a hands-free cell phone while driving and one municipality passed such legislation which was declared void in an appellate court as it was ruled to be preempted by portions of the state motor vehicle code dealing with careless driving. Suffolk County, New York recently passed regulations with fines for those that drive and dial by hand. Legislation of this sort, if continued to be enacted, would require cellular telephone companies to provide hands-free enhanced services so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. We believe that our voice activated dialing, along with the hands-free speaker phones and headsets already available in the market, will provide wireless carriers with a means of complying with the proposed regulations and make those that choose to use our product and services leaders in the industry.

           Our initial marketing efforts are focused on telecommunications providers, primarily wireless carriers and ILECs with subscriber bases of 10,000 and above, with a greater marketing effort to be made to competitive local exchange carriers, or CLECs, in the near future. The wireless market has grown from 60 million subscribers in June of 1998 to 97 million subscribers in June of 2000 and as prices for cellular use drop, cellular use is becoming affordable to more economic segments of the population. These companies are already offering some enhanced services to their subscribers, such as voice mail, call forwarding, call waiting and caller identification systems. In order to remain competitive, however, ILECs, CLECs and wireless carriers need to provide subscribers more enhanced services. We believe that our VIP system, with its enhanced speech recognition services, provides a solution to satisfy this need.

OUR MARKET STRATEGY

           We utilize direct mail, telemarketing, and personal sales calls to contact and market our VIP system and services to telecommunications providers in the markets we have targeted. We utilize various methods to reach telecommunications providers in our target markets. We initially begin our efforts with a direct mail piece that introduces our system and services and specifically addresses questions we believe the various decision makers within an organization might have from network integration to financial considerations. We then follow up with telemarketing and personal sales calls. We utilize trade shows as a means to present our product and to network with our potential customers - wireless carriers, ILECs and CLECs.

           PRIMARY MARKETS

           WIRELESS CARRIERS. Of the approximately 722 wireless markets in the United States, there are 416 rural service areas and 306 metropolitan service areas that have multiple providers serving the same markets. The ILECs and wireless carriers are the two primary markets in which we have focused our marketing efforts, offering these telecommunications providers a revenue sharing opportunity. We focus on these markets because the providers in


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these markets have an existing customer base. We believe that many wireless providers want to offer the benefits of speech recognition services to their subscribers in order to maintain their customer base, but the wireless carriers often find such services to be cost prohibitive. We will provide and install our VIP system without charge. Our VIP system platform is designed to work in a wireless company's central office, collocated alongside its central office switch. Unlike many other enhanced service companies' boxes, our VIP system is connected to the switch via industry standard T-1 circuits utilizing direct inward dial trunks.

           The ease of installation and the fact that we do not charge for the box or installation makes our system a cost effective option for smaller wireless providers. However, we have entered into a revenue sharing arrangement with different wireless carriers based upon the revenue generated through sales of the enhanced services to recoup our costs and generate profits. Generally, we contract to receive seventy percent (70%) of the first $215,000 of revenue generated by sale of our services to end users and decrease the revenue share down to thirty percent (30%) once we have recovered $250,000 from the contract. Most of our contracts require that the carriers generate at least $2,000 per month per system for us, based upon varied revenue sharing arrangements, or pay the difference if that amount is not reached, otherwise we have the right to terminate the contract.

           The wireless carriers who contract with us are responsible for billing and collecting revenue generated from the VIP system's enhanced services. However, our VIP system can produce customer information for marketing or billing use. In addition, we assist each telecommunications provider in marketing the services by providing various co-branded advertising materials we have designed and by training the contracting wireless carrier's sales force and customer service staff. We have entered into revenue share arrangements with fifteen (15) wireless carriers, three of which are providing voice services to their customers and generating revenues.

           ILECS. We believe that our revenue sharing market strategy is the most economically viable method for many ILECs to provide speech recognition enhanced services to their subscribers. We have focused our marketing efforts in ILECs with less than 100,000 access lines. We intend to market to larger telephone companies after we establish a strong market presence in the medium and smaller telephone company market. As with the wireless carriers, we offer ILECs the VIP system and installation without charge. We recoup our costs in the revenue sharing arrangements we have negotiated with them. These arrangements are based on the same percentages used with the wireless carriers with whom we contract. ILECs, like wireless carriers, are responsible for billing and collecting, and like the wireless carriers they also receive our assistance in marketing the VIP system's enhanced services. We have already entered into revenue share arrangements with fifteen (15) ILECs, one of which is already providing voice services to its customers and generating revenues.

           At the end of the last quarter, we relied primarily upon three providers' subscribers for the revenue we have generated through the revenue sharing agreements. A total of 4,689 subscribers have subscribed to our speech services as of January 31, 2001. However, at the fiscal year ending March 31, 2001, we expect to have two more customers fully implemented and beginning to generate revenue for the provider and us. As we continue to expand our business, we will not rely as much on these initial revenue share arrangements.

           STANDARD ILEC/WIRELESS CARRIER CONTRACT. We use a substantially similar form of software license agreement and marketing agreement with each of the ILECs and wireless carriers who contract with us. The software license agreement grants each contracting telecommunications provider a license to use our software and all subsequent improvements to the software in the ILEC's or wireless carrier's local calling areas. We retain title to the software and require that those who contract with us keep all information related to the software confidential. The term of our software license agreement coincides with that of our marketing agreement.

           Our marketing agreements have provisions to remain in effect for up to ten years. Most of our agreements are for an initial five year term which automatically renews unless cancelled by either party on 60 days' notice prior to the anniversary date of the agreement. In our marketing agreement, we agree to install our VIP system at the switch location and we commence testing following installation. If we are unable to cure any material deficiency of the system within thirty (30) days from the date the testing commenced, then either we or the contracting telecommunication provider may terminate the contract on thirty (30) days' written notice. However, if our tests do not reveal any material deficiencies, then we submit the system to the contracting provider for testing for a period of thirty (30) days. If the contracting telecommunications provider finds any problems in its testing, it must provide us with notice of the problems by the end of the thirty (30) day testing period or an acceptance certificate for the VIP


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system. If neither notice of problems nor an acceptance certificate is provided to us by the end of the provider's thirty (30) day testing period, then the contracting provider is deemed to have accepted the VIP system.

           Once the participating ILEC or wireless carrier has accepted the VIP system, it must use its best efforts to promote the sale of our services and applications to its subscribers. The contracting ILECs and wireless carriers are responsible for billing and collection on the services, but we and those with whom we contract jointly agree on the pricing of those services. The providers with whom we contract agree that they will not install any system, for testing or otherwise, that competes with the VIP system in the area designated under the marketing agreement. We agree to provide marketing materials, technical support and training to our partners and their personnel. We also provide in the marketing agreement that we may use the VIP system to provide services directly to our own subscribers in the contracting providers' designated areas. Our marketing agreements are subject to termination by either party on standard events of default, such as breach of the agreement or insolvency.

           OPT-OUT CONTRACT. We have recently signed an addendum to our standard wireless carrier contracts with three providers. In this addendum the providers have agreed to put their entire subscriber base onto the VIP system's voice activated dialing service. After receiving the service, any of the carrier's subscribers may elect not to continue the service, effectively "opting out" of the voice activated dialing service program. However, for those subscribers that do not "opt-out," the contracting wireless carrier will pay us fifty percent (50%) of all revenue generated from such subscribers for all services to which carrier's subscriber base has subscribed, but the provider must pay us the greater of $1.00 per subscriber per month for the Safety Talk (Safety Dialing) service or fifty percent (50%) of the revenue generated from the Safety Talk service, as part of the revenue share arrangement for the service. The fifty percent (50%) revenue share split differs from the standard agreement where the split ranges from seventy percent (70%) to thirty percent (30%) depending on the amount of revenue obtained by the provider through sale of our voice services to their subscribers. Under both the standard contract and the opt-out contracts, the provider must charge a minimum amount for each of our services that it provides to its subscriber base.

           We have agreed in these addenda to contribute up to $0.50 per subscriber of the revenue we receive for our Safety Talk service to contracting wireless providers the costs of advertising the service for the first three months following the date such wireless providers commercially offer the service to their subscriber base. However, we believe that we could recover our advertising and implementation costs with respect to a participating wireless provider under the "opt-out" contract within the first few months of service. Under our standard contract, we must make significant expenditures to market our product to contracting providers' service areas so that we can obtain initial subscribers. We may recover more of the revenue generated per subscriber under our standard contract by virtue of the higher percentages of the revenue split and higher minimum charges, but we may have fewer initial subscribers. The nature of the opt-out contract provides us initially with one-hundred percent (100%) of the subscriber base. We recognize that certain subscribers will elect to opt-out, but we believe that we are more likely to capture a greater number of subscribers because the service is automatically included until a subscriber "opts out," or elects to discontinue the services. As a result we can charge less per subscriber who retains the service and still realize greater overall revenues. We are marketing this plan to all of our wireless carriers.

           SECONDARY MARKETS

           We have also marketed our services to CLECs. CLECs face a distinct challenge because they must rely on ILECs to provide the final link in the communications path to subscribers or expend significant resources to build their own network. We are not currently focusing on CLECs because most CLECs do not currently have the customer base to support our revenue sharing agreement.

           We have signed a collocation agreement with XO Communications to place VIP system platforms in its central office switch locations in the Dallas area. Under our agreement with XO, we are granted a license to install, operate and maintain our VIP system in a certain portion of XO's switching center and in exchange we pay certain initial and monthly fees for such collocation. We have placed boxes in the Dallas area to service our own direct subscribers.


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           In conjunction with the collocation agreement, we have signed Master
Distributor Agreements with several companies to market our services directly to the end user, in six large metropolitan areas. The companies and the markets they cover are the following:

           -     Best Voice, Inc. in Miami, Florida;
           -     Voice Retrieval, Inc. in Dallas, Texas;
           -     Answering Service Inc. in Detroit, Michigan;
           -     Amerivoice Telecommunications, Inc. in Milwaukee, Wisconsin;
           -     In Touch Solutions, L.L.C. in Myrtle Beach, South Carolina;
           -     Voicenet New Media, Inc. in Boston, Massachusetts; and
           -     Nomis Communications, Inc. in Houston, Texas.

We have not yet installed our VIP systems in these areas. The form of master distributor agreement that has been signed by all participating master distributors allows the distributor to market and sell our system services directly to the end user and through other distributors whom the master distributor is to identify and contact. We provide the master distributor certain marketing materials and collateral support. We may authorize other distributors in the master distributor's market area, but we agree to direct those distributors to work with the master distributor, who pays a fee to acquire the right to sell our VIP system services in a specific market. We provide the master distributor with commissions for accounts acquired based upon the revenues billed and collected for such accounts. These agreements typically have an initial term of three years, a number of which are set to terminate or expire this year. During 1999, we experienced various difficulties creating a billing system which would allow us to bill the accounts that the master distributors acquired. In February of 2000, the billing issues were resolved, but we have not been able to contract services from a CLEC which would allow us to provide local service to these master distributors' customers. Because of these setbacks, our Board of Directors has approved a form of contract to extend the term of these agreements at no additional fee to the distributors and we are now investigating alternatives so that we can provide our services in these areas through multiple providers.

OUR PRODUCT AND SERVICES

           Our proprietary speech-interaction software, a part of the VIP system, is able to provide the ILECs and wireless carriers we target with a host of speech recognition enhanced services and applications to help them offer voice services to their customers and increase their revenues.

           THE PRODUCT

           We have developed what we believe to be a unique system that integrates Philips' Speech Pearl Natural Dialog speech recognition software and our own proprietary software called the VIP system. We believe that the system's new hardware and software system provide the wide variety of new speech recognition enhanced services being sought by providers in a deregulated telecommunications industry. With the system, a telecommunications provider can offer its subscribers a variety of speech recognition and call processing services. The system is versatile enough to work in conjunction with the switching platforms of a number of commonly used technologies, including the Lucent 5ES(2), Nortel DMS-100/500, and Siemens/Stromberg Carlson switches.

           The VIP system is an intelligent call processing system that is capable of identifying subscribers. The system has the capability of archiving call traffic information that may be retrieved and collected for marketing and billing purposes. It is also equipped with technology capable of monitoring, reloading and restarting itself in the event of system failure.

           Traditional call processing systems engage at least two ports during an entire call to process incoming and outgoing information while the conversation takes place. The VIP system utilizes release link technology that allows the call to be processed rapidly using speech recognition or dual tone multi-frequency (DTMF) dialing. After dialing, the system drops off of the call as the call is routed to the correct phone number by a telecommunication provider's switch. The system's speech recognition software recognizes the words of the caller, and our own proprietary software looks up the telephone number in that subscriber's directory and then hands the call back to the switch for dialing and


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other call processing functions. With the release link technology, the VIP system can process over 7,000 calls per hour in a single 48 port system.

           The VIP system's speech recognition software currently incorporates twelve (12) separate enhanced service applications that we have created with our own software. We use speech recognition technology created by Philips Speech Processing to process natural dialogue speech for our operating and software systems. The speech recognition software, which is based on phonetics, may be programmed to be speaker dependent or speaker independent. The software recognizes spoken words or sentences and completes the call as instructed. The speech recognition software allows callers to use continuous digit speech without requiring users to change the cadence of their speech or speak between beeps to fit a speech recognition template or prompt. We have been granted a worldwide, non-exclusive perpetual license to use the speech recognition capabilities they have licensed to us in our VIP system in exchange for periodic royalties we pay to Philips.

           THE SERVICES

           The following speech recognition enhanced services are currently available through the VIP system for delivery to subscribers by participating providers:

           EMMA THE PERFECT RECEPTIONIST. Our software provides telephone subscribers with the first remote accessed automated attendant service. Emma answers the subscriber's phone with a custom greeting and listens as a caller speaks a name, department, or location listed in the subscriber's voice dialing directory. Emma the Perfect Receptionist then routes the call to the person, department or location requested. On outbound calls, EMMA uses the same procedure to dial a phone number from a subscriber's directory upon a speech command such as "Call John."

           SMART LINE. This application allows a subscriber to receive calls at any phone. The subscriber must notify the VIP system of a change in his or her location by giving it voice commands. A name from the subscriber's voice dialing directory can be used as the new "locate" phone number. Incoming calls for the subscriber are routed to the pre-programmed "locate" phone number. That phone number can be either local or long distance, as required. The Smart Line may also be used to screen calls allowing the subscriber to take the incoming call or forward it to voice mail.

           MY ONE SPECIAL NUMBER. Using the "locate" technology that facilitates the Smart Line, our system allows a child to reach his or her parents, wherever they are, with one telephone number. Each child is given a tag by the participating telecommunications provider or by us with "One Special Number" on it. A teacher, daycare provider or the child can call that number, and the call will immediately be routed to the parent without requiring the child to remember multiple telephone numbers because the parent is able to remotely program the "locate" phone number.

           ** TALK. Star Talk is a speech recognition service that may be accessed by a residential or business telephone customer. First, a person placing a call lifts the receiver and presses ** on the keypad to access the VIP system. Then the subscriber speaks a name, number or location from his or her personal directory or a common directory, such as the local telephone company's directory. The system then routes the call to the appropriate party. There is also an option for the disabled to access the system. By lifting the receiver or turning on the speakerphone and waiting three seconds, the telephone switch will automatically activate the system, and the system will prompt the subscriber to speak a name, number or location to be dialed.

           SAFETY TALK. With this service, a person placing a call on his or her wireless phone presses the appropriate speed dial code to access the system. The customer then speaks a name, number or location from the personal directory that he or she previously created. The VIP system then routes the call to the appropriate party. This service eliminates the need for the subscriber to look up or dial a phone number while driving.

           CORPORATE FAX. By pressing one button, multiple users of a subscriber's fax will be able to speak the name of a person or entity to whom they wish to fax a document. The speech recognition software will dial the appropriate number listed in our directory and complete the call.


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           CORPORATE DIRECT. This application is designed for subscriber companies with multiple wireless phone users. A subscriber dials one number and speaks the name of the person or location to which the caller wishes to be connected initiating the voice activated dialing feature for completion of the call.

           INTELLIGENT CALL SCREENING. The VIP system also provides call screening, which gives the subscriber the name of the caller, not just a phone number. Our technology informs the subscriber who is calling and allows the subscriber to choose to accept or deny the call. If the call is denied, the system will forward the call to the subscriber's voice mail.

           ELECTRONIC TALKING PHONE BOOK. This service allows a provider to load its entire database of business and residential customers into the system. Any person making a call in a participating provider's area is able to press 411 or dial a local access number and speak the city and name of the business or person listed. Like the current live directory assistance systems, the automated system provides the caller with the number and gives them the option to be connected. This application may be used as a substitute for an ILEC's, a CLEC's or a wireless carrier's current 411 service and provides the ILECs, CLECs and wireless carriers with a method for reducing their costs for directory service operators. As with the 41l service, the ILECs, CLECs and wireless carriers may also use the service to increase revenue by charging a nominal fee for the connection of a call. In the Electronic Talking Phone Book, the ILECs, CLECs and wireless carriers may also enter a list of the businesses in the Yellow Pages of the phone book. If such a service is offered, a subscriber could ask for a list of a certain type of business, such as airlines, and EMMA would read back the appropriate names. As with the 411 service, the VIP system could then complete the call for the customer for an additional charge.

           SECURE CARD. The Secure Card is a speech recognition voice activated long distance calling card. A Secure Card subscriber will be able to dial an 800 access number and speak a security code, and the system will place a call from his or her personal voice directory. This card adds a low-cost long-distance service to the list of options provided to subscribers.

           SPEECH 2 CONTENT. This application service allows a user to receive internet content in an audio format by speaking different categories such as business, weather, horoscopes, entertainment and sports. For example, a user speaks "business-NASDAQ report" and he or she will hear the most current market summary. The user may also retrieve quotes on specific stocks.

           GUEST TALK. This service provides an automatic answering service for hotels using speech recognition. At check-in the guest's name will be activated in the Guest Talk system. Callers to the hotel number are routed to the Guest Talk System. They may ask for the guest by name and will be connected to the guest's appropriate hotel extension (room). Guest Talk will also handle the routing of calls for the hotel's employees, concierge, reservations and the front desk. Customized call routing may also be set up.

COMPETITION

           The speech recognition services market is competitive and marked by rapid technological innovations. We expect competition to continue to increase as wireless carriers, ILECs and CLECs seek to offer their customers enhanced services and to distinguish themselves from other telecommunications providers. Many of our current competitors have longer operating histories, greater name recognition, established customer bases and substantially greater financial, technical, marketing, sales and other resources than us. We believe that the principal factors affecting competition in the speech recognition services market are ease of use, overall technical performance, price and reliability. We believe that ease of installation and implementation of our product and services, along with the low up-front cost allows us to effectively compete in our target markets - the small to medium size telecommunications provider market. However, the market for our products and services is constantly evolving, and we may not be able to compete successfully against current and potential future competitors.

           Some of our competitors focus on marketing their services directly to the end user, such as Wildfire Communications, Inc., General Magic, Inc. and Webley Systems, Inc. Wildfire and Webley, both private companies, market a virtual assistant that uses voice activated and speech recognition software to track and answer voice mail, e-mail and fax. General Magic has developed a similar service, but it has used it to focus on providing voice services through the Internet. Accessline Technologies, Inc., Call Sciences Ltd. and Intellivoice


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Communications, Inc. are also voice service providers offering applications primarily for use on the Internet and wireless phone systems to end users.

           Intervoice-Brite, Inc. is the leading supplier of customer premise equipment that provides call processing and voice recognition services. Intervoice has a significant market share and markets to businesses and network operators. Intervoice's revenues have steadily increased over the past several years. Intervoice markets directly to subscribers and to larger ILECs. We, on the other hand, market to small to medium ILECs and wireless carriers; therefore, we do not believe that Intervoice is a significant competitor at this time.

           Other competitors offering voice recognition applications include Glenayre Electronics, Inc., Centigram Communications Corporation, Periphonics Corporation, a Nortel Networks company, Octel, a division of Lucent, and Aspect Communications, all of which price their systems for marketing to larger telephone companies. Compaq, IBM and Lucent also have voice and call processing systems that they market to larger telephone companies, but it is a small portion of their respective businesses. Companies such as AT&T, MCI/Worldcom, Inc., Sprint Corporation and a number of wireless phone companies provide their customers with voice mail and call forwarding features, applications that we will be marketing in conjunction with our speech recognition applications, however they already have gained large customer bases through broad based brand recognition. We do not intend to market to the larger telephone companies until we establish a strong market presence in the medium and smaller telephone company markets.

           We expect that additional competition will develop. That competition may include large companies with substantially greater financial, marketing and technical resources than those available to us. Such competition could adversely affect our revenues and operating results.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

           We have developed an automated customer service called "Help Me" that can assist subscribers with their services. If a subscriber has a question regarding any of the applications to which the subscriber has subscribed, the automated "Help Me" has scripted instructions that tell the subscriber how to use the different applications. "Help Me" has been programmed to pull up the particular scripted directions to explain how to use the services which the subscriber has chosen. This program is currently being used by Sleepy Eye Telephone Company to assist new subscribers

           We train contracting providers' customer service employees to be able to answer certain questions related to the services we will provide through the VIP system. Therefore, contracting providers' employees, with the assistance of the "Help Me" service, would be able to answer the common questions subscribers will have about their service.

           We assist contracting providers if there are problems with the VIP system platform through our technical support team. We have a 24 hour, 7 day a week technical support line for the customer service representatives or other employees of providers who contract with us to call with service questions. In addition, all our systems are fully redundant, but in the case of a component failure back-up components, such as the Dialogic cards that help operate the system, are inventoried for overnight shipment and replacement. We believe that this high level of customer service and technical support will help us market the system to a greater number of telecommunications providers.

TECHNOLOGY

           We rely on a combination of trade secret, copyright and non-disclosure/confidentiality agreements to protect our proprietary rights in our software and technology. There can be no assurance that such measures are or will be adequate to protect our proprietary technology. Furthermore, there can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

           Our software is licensed to customers under license agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. Policing unauthorized use of our products will be difficult, and any significant piracy of our products could materially and adversely affect our financial condition and results of operations.

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           We are not aware that any of our software products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim that we have infringed on their proprietary rights with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms we find acceptable, which could have a material adverse effect on our business, results of operations and financial condition.

           We have received registered trademarks from the United States Patent and Trademark Office for the following: Preferred/telecom, Secure Card and Use Your Voice. We have applied for patents on our Voice Integrated Platform and Method of Operation Thereof and Voice Integrated Platform and Method of Operation Thereof with release links. We have applied for trademarks related to our services: Safety Talk, Safety *Talk, Voice Accessed Content and ** Talk. We have also applied for trademarks on Class 9 - Preferred Voice and Class 38 - Preferred Voice. We have not yet received confirmation of registration of such patents and trademarks.

CORE TECHNOLOGY AND SYSTEM ENHANCEMENT

           We have spent the last three years developing and enhancing our proprietary software in conjunction with testing the Philips Speech Processing software to create the system. We estimate that we have spent approximately $690,000 during the last two fiscal years in direct core technology enhancement and development activities and approximately $2,400,000 in indirect costs, which costs include general overhead during the time that our VIP system was in development. We have developed a high density data processing VIP system, to enable a greater number of subscribers and volume of calls per system. This new model is currently in its test phase. The ever changing telephony and computer industry requires companies like ours to continue developing new or improved methods to process applications and as new technology emerges new processes are created to better deploy our services. We currently have ten employees in our software/hardware development and deployment department. We expect to add at least four additional employees or consultants in this area by the middle of 2001.

EMPLOYEES

           As of March 5, 2001, we had thirty-three (33) employees, all of whom are full time. We have three divisions: Corporate Operations, Sales and Marketing and Executive/Finance. Corporate Operations currently has eighteen
(18) employees providing software/hardware development, field services, project management, customer service and billing. Sales and Marketing has eleven (11) employees providing sales, marketing and revenue management support. The Executive/Finance area has four (4) employees, the Chief Executive Officer, Chief Financial Officer, Controller and one administrative aide.

FACILITIES

           Our executive offices are located in Dallas, Texas. We lease 9,678 square feet of space in a facility as a tenant. The term of our lease is through December 31, 2005 and the rent is presently $13,613.72 per month through December 31, 2001, after which point it will be increased each year thereafter. We will incur a rental obligation of $163,364.64 this year.

LEGAL PROCEEDINGS

           On June 3, 1999, we entered into a software license agreement with KMC Telecom Holdings, Inc. Under the terms of the agreement, KMC paid us an initial license fee of $570,000. It has also paid us $391,000 for hardware for eight installations. The agreement provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations. The agreement is for a period of 10 years, but KMC has the right to terminate the agreement annually and on standard events of default.

           To date, we have installed one system. On September 25, 2000, KMC wrote us and asserted that since it had not accepted the initial installation within 90 days, it was refusing to accept the system and exercising its right to terminate the agreement. KMC requested a refund of most monies paid relating to the initial market and a refund of all monies paid for other markets. If we were required to refund such monies, it would result in a charge to revenue in the period that the refund is ascertained and we may be unable to function as a going concern. We responded by informing KMC that under the terms of the agreement, KMC had already accepted the initial installation and, therefore, had no right to terminate the agreement.

           On November 1, 2000, KMC wrote to us again and disputed our interpretation of the agreement. KMC reiterated its termination of the agreement and its request for reimbursement of monies that it had paid. KMC added that if we were correct that the agreement is not terminated, KMC would exercise its right to remove all other markets from the terms of the agreement and would demand return of the license fee and hardware costs paid for those markets. We dispute that we have any obligation to refund license fees for markets that are removed from the agreement. KMC also informed us that if the agreement were in effect, they believe that we have breached the provisions requiring escrow of the software. While we have not escrowed the software, we dispute that such inaction constitutes a breach of the escrow provisions of the agreement.

           We filed a breach of contract suit against KMC on November 16, 2000. The cause of action is styled in the name of the principal parties, Preferred Voice, Inc. v. KMC Telecom Holdings, Inc., Case No. 00-09351, filed in the 101st Judicial District, Dallas, Texas. We are seeking general, special and various other damages, including attorneys fees and declaratory judgment regarding certain terms of our contract with KMC.

           On March 1, 2001, KMC gave us notice that they were terminating the Marketing Agreement between KMC and us effective as of June 3, 2001, the second anniversary of the date of execution of the agreement, pursuant to the terms of their contract with us.


                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

           The Board of Directors currently consists of four (4) persons, G. Ray Miller, Mary G. Merritt, Gerard F. Hallaren, and Scott V. Ogilvie. The following table sets forth information about all of our Directors and executive officers and all persons nominated or chosen to become such:


NAME AND BUSINESS ADDRESS     AGE        OFFICE                                 YEAR FIRST ELECTED DIRECTOR
-------------------------     ---        ------                                 ---------------------------
G. Ray Miller                 61         Director, Chief Executive                          1994
                                         Officer and President

Mary G. Merritt               43         Director, Executive Vice                           1994
                                         President-Finance and
                                         Secretary/Treasurer

Scott V. Ogilvie              46         Director                                           2000

Gerard F. Hallaren            44         Director                                           2000

Richard K. Stone              40         Sr. Vice President-Sales and                       N/A
                                         Marketing

William D. Sprague            52         Vice President - Corporate                         N/A
                                         Operations

Robert R. Williams            51         Vice President-Software                            N/A
                                         Development

           MR. MILLER is a founder of Preferred Voice. He has served as an officer and Director of the company since May 1994; he has been Chief Executive Officer since June 1994 and President since April 1997. Prior to the founding of the company, Mr. Miller founded United Medicorp Inc. in 1989 and served through February 1992 as Chairman of the Board and Chief Executive Officer. United Medicorp is a publicly-held corporation which manages medical insurance claims. Prior to that time, Mr. Miller served in executive capacities with International Telecharge, Inc., an operator services company; Automatic Radius Management, Inc., a security alarm service company; and U.S. Telephone, Inc., a long distance carrier. After leaving United Medicorp, Mr. Miller managed personal investments until he began work at Preferred.

           MS. MERRITT is a founder of Preferred Voice and has been a director since May, 1994. She has served as Vice President - Finance and Secretary/Treasurer since inception. She served as President of Star of Texas, Inc., a trust management account service, from 1989 to May 1994. She also served as Controller of United Medicorp for several months during 1992. Ms. Merritt is a certified public accountant and was employed by Ernst & Whinney from 1981 to 1989, her last position being senior manager for entrepreneurial services.

           MR. OGILVIE was elected as a director of Preferred Voice on February 20, 2000. Mr. Ogilvie is a Managing Director with Capital Investment Company and has been so since September of 2000. Before that, Mr. Ogilvie was employed by Classic Residence by Hyatt as Managing Director of Development-Western Division since January of 1998. From the middle of 1993 to December of 1998, Mr. Ogilvie was a partner in the John Buck Company, a full service real estate brokerage, development and property management company.

           MR. HALLAREN was elected as a director of Preferred Voice on September 19, 2000. Mr. Hallaren is a Managing Director with Stifel, Nicolaus & Co., Inc. Mr. Hallaren joined Hanifen & Imhoff, a predecessor to Stifel, in 1998, starting in its capital markets groups as Research Director and then moving to Corporate Finance in 1999. From early 1993 to 1998, Mr. Hallaren worked for Invesco Funds Group as co-manager of its Technology funds and sole manager of its Environmental Services Fund.

           MR. STONE joined Preferred Voice in December 1998 as Senior Vice President of Sales and Marketing after serving for two years as a Vice President of Sales and Marketing for US Metrolines, Inc. and Director of National Accounts at Matrix Communication, Inc., both Jensen UICI Companies . Before that from June 1994 to March 1996, he served as Co-Founder/President of Telecable Communications, Inc. and from February 1991 to June 1994 Director of Sales at Value Added Communications. All of the businesses in which Mr. Stone has worked are telecommunications oriented companies.

           MR. SPRAGUE joined Preferred Voice in July 1999 as Vice President of Corporate Operations responsible for product development, production, deployment, technical support, customer service and day-to-day operations of the company. Mr. Sprague brings to us over 29 years of experience in operations in the telecommunications industry. From 1982 until joining Preferred Voice, he held executive and managerial positions in network engineering, planning and technical operations, both in the field and headquarters, with GTE. He also held the position of Chief Engineer at Citizens Utilities Company of California from 1976 to 1979. He has spoken at a number of industry forums regarding telephony access technologies and issues.

           MR. WILLIAMS joined Preferred Voice in January 1998 as Vice President of Software Development, bringing 25 years experience in system design and development. During 1990, Mr. Williams worked with Voice Control Systems, Inc., a company in the speech recognition field, as a software programmer. After that he served as Vice President of Engineering for ActionFax, Inc. for 5 years, a company that designed multi-dialing and other fax related services. From 1995 to the present, Mr. Williams has owned and operated Business Hotlines, a software development company headquartered in Dallas, Texas. He also worked in the Central Research Laboratory at Texas Instruments as a systems programmer on the development team that delivered the world's first commercially available voice-mail system for VMX, Inc.

           We are not aware of any "family relationships" (as defined in Item 401(c) of Regulation S-B promulgated by the SEC) among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

           Except as set forth above, we are not aware of any event (as listed in Item 401(d) of Regulation S-B promulgated by the SEC) that occurred during the past five years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person of the company.


                             EXECUTIVE COMPENSATION

           The following tables set forth the compensation we paid to certain executive officers during the fiscal years ended March 31, 2000, 1999 and 1998.

                               ANNUAL COMPENSATION

                                                                                                                     LONG TERM
                                                                                                                    COMPENSATION
                                                                                                                 ------------------
                                                                                                                     SECURITIES
                                                                                                                     UNDERLYING
                                        YEAR ENDING                                         OTHER ANNUAL          OPTIONS/WARRANTS
NAME/PRINCIPAL POSITION                  MARCH 31           SALARY           BONUS          COMPENSATION             GRANTED(1)
-----------------------                  --------           ------           -----          ------------             -------
G. Ray Miller - Chief Executive            2000             $70,083         $10,000               -                      -
Officer and President                      1999             $47,333            -                  -                   250,000
                                           1998              $6,000            -                  -                   200,000(2)

Richard K. Stone                           2000             $92,769         $10,500               -                      -
Vice President - Sales and                 1999             $11,538            -                  -                   120,000
Marketing                                  1998                -               -                  -                      -

Robert R. Williams                         2000             $46,000            -              $78,000*                   -
Vice President - Software                  1999             $38,500            -              $78,000*                   -
Development                                1998             $10,500            -              $19,500*                 80,000


* Consists of $6,500 per month paid to a business wholly owned by Mr. Williams, as set forth in "Certain Transactions."

(1)  Each warrant is currently exercisable for one share of our common stock.
(2) In January 2001, we extended the expiration date of Mr. Miller's warrant to purchase 200,000 shares of our common stock granted to Mr. Miller on January 5, 1998 from a termination date of January 5, 2001 to January 5, 2003.

No other stock options or convertible securities were granted to the aforementioned executive officers during the fiscal years ended March 31, 2000, 1999 and 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR
                      2000 AND MARCH 31, 2000 OPTION VALUES

                                                                NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                                                                      UNEXERCISED OPTION                    MONEY OPTIONS
                              SHARES                                 AT MARCH 31, 2000 (#)             AT MARCH 31, 2000 ($)(1)
                             ACQUIRED          VALUE                 ---------------------             ------------------------
NAME:                       ON EXERCISE       REALIZED         EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
----                        -----------       --------         -----------       -------------       -----------      -------------
G. Ray Miller                   --               --             450,000              --              2,177,500             --

Richard K. Stone                --               --              80,000            40,000              404,800           202,400

Robert R. Williams              --               --              80,000              --                377,600             --


(1) Fair market value of the common stock is based upon the average of the closing bid and asked prices as reported on the OTC Bulletin Board for March 31, 2000.

1994 STOCK PLAN FOR INCENTIVE AND NON-QUALIFIED STOCK OPTIONS

           Our 1994 stock option plan was adopted by our board of directors in November 1994 and the stockholders in December 1994. The purpose of the plan is to increase the interest of the company's employees, consultants and other business participants in the company's welfare, to render services and attract new personnel to the company to achieve long term business success. Pursuant to the plan, we may grant incentive and nonstatutory (nonqualified) stock options, as well as stock appreciation rights related to such options, to key employees, consultants and other business participants. A total of 450,000 shares of common stock have been reserved for issuance under the plan of which 37,750 shares have been issued to date. As of March 5, 2001, options to purchase 412,000 shares of common stock had been awarded, with exercise prices varying from $0.69 per share to $2.50 per share, under the plan. All of these options have been awarded to employees and are intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code of 1986. As of March 5, 2001, options exercisable for 295,334 shares had vested under the terms of the plan and the applicable option agreements.

           ADMINISTRATION. The board of directors or the stock option committee, if formed by the board of directors, has the authority to select the key employees, consultants or other business participants of our company to whom stock options are granted (provided that incentive stock options only be granted to our employees). Subject to the limitations set forth in the plan, the board of directors or the stock option committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid upon exercise and, subject to certain restrictions, specify other terms of the options.

           TERM AND TERMINATION. The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per employee under all stock option plans. Options granted under the plan are nontransferable and generally expire within thirty (30) days after an optionee terminates service with us. In general, if an optionee is disabled from his or her service to our company, this option may be exercised up to ninety (90) days following the disability unless the board of directors or stock option committee determine to allow a longer period for exercise. Generally, under our standard option agreements, if an optionee dies during his or her service to our company, vested options may be either prior to the date of their expiration or one hundred eighty (180) days following the optionee's death, whichever first occurs. However, the plan allows the board or the committee, as applicable, to provide that a participant's estate or successor by reason of the participant's death be able to exercise the vested options prior to the expiration date or one (1) year following the date of death, whichever first occurs. Generally, option agreements provide that all unvested options terminate as of the date of an employee's death or termination of employment.

           REQUIREMENTS OF INCENTIVE STOCK OPTIONS GRANTED UNDER PLAN. The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 10% higher than the fair market value of the stock on the date of grant, and the term of those options cannot exceed five years.

           FEDERAL INCOME TAX CONSEQUENCES-INCENTIVE STOCK OPTION. The federal income tax consequences, in general, of the grant and exercise of an incentive option under our plan are as follows:

      - In general, an employee will not recognize taxable income upon the grant or exercise of an incentive option and we will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option.

      - If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

      - If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

           FEDERAL INCOME TAX CONSEQUENCES-NON-QUALIFIED STOCK OPTION. The federal income tax consequences, in general, of the grant and exercise of a nonqualified option under our plan are as follows:

      - In general, a recipient who receives a nonqualified option will recognize no income at the time of the grant of the option.

      - Upon exercise of a nonqualified option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

      - The basis in shares acquired upon exercise of a nonqualified option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

          STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted to the holder of any incentive stock option or non-qualified stock option at the time of the option's grant, or any time thereafter. These rights will entitle the holder to elect to receive, in lieu of exercising the option to which it relates, an amount in cash or common stock, or a combination thereof, up to 100% of the excess of the fair market value per share of our common stock as of the date of exercise, as such value is determined by the board of directors or the stock option committee, as applicable, multiplied by the number of shares with respect to which the right is being exercised divided by the aggregate option price for such number of shares. These rights are only exercisable and transferable under the terms upon which the underlying option is exercisable and transferable.

           TERMINATION.  The plan will terminate on October 31, 2004.

2000 STOCK PLAN FOR INCENTIVE STOCK OPTIONS AND OTHER EQUITY PARTICIPATION

           Our 2000 stock option plan was adopted by our board of directors in September 2000 and we plan to submit it to the stockholders for approval in April, 2001. The purpose of the plan is to attract key employees, consultants and other participants to the company and provide them with an equity interest in the company to increase their interest in the company's welfare, to furnish an incentive to participants to render services for us and attract new personnel to the company. Pursuant to the plan, we may grant incentive and nonstatutory (nonqualified) stock options, as well as other equity participation rights related to such options, to key employees, consultants and other business participants. A total of 2,000,000 shares of common stock have been reserved for issuance under the plan. As of March 5, 2001, options to purchase 580,000 shares of common stock had been awarded, with exercise prices varying from $1.40 per share to $2.32 per share, under the plan. All of the options are intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code. No shares have vested under the terms of the plan and the applicable option agreements.

           ADMINISTRATION. The board of directors or the stock option committee, if formed by the board of directors, has the authority to select the employees, consultants or other participants of our company to whom stock options, stock awards and stock appreciation rights are granted (provided that incentive stock options only be granted to our employees). The board of directors or the stock option committee may also enter into stock purchase agreements with participants. Subject to the limitations set forth in the plan, the board of directors or the stock option committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid upon exercise and, subject to certain restrictions, specify other terms of the options.

           TERM AND TERMINATION. The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per employee under all stock options plans. Options granted under the plan are nontransferable and vested options generally expire within thirty (30) days after an optionee terminates service with us. In general, if an optionee is disabled from his or her service to our company, options may be exercised up to ninety (90) days following the disability unless the board of directors or stock option committee determine to allow a longer period for exercise. If an optionee dies during his or her service to our company, vested options generally may be exercised either prior to the date of their expiration or one hundred eighty (180) days following the date of death, whichever first occurs under our standard option agreement. However, the plan allows the board or the committee, as applicable, to provide that a participant's estate or successor by reason of the participant's death be able to exercise the vested options prior to the expiration date or one (1) year following the date of death, whichever first occurs. Generally, option agreements provide that all unvested options terminate as of the date of an employee's death or termination of employment.

           OTHER EQUITY PARTICIPATION. Stock purchase agreements, stock awards and stock appreciation rights are the other equity participation rights which a participant may have the benefit of under the plan. Under the plan, we may enter into agreements for the present and future sale of our common stock at prices, not less than fair market value, on terms and conditions that the board of directors or the stock option committee, as applicable, believe appropriate. The board of directors or the stock option committee, as applicable, may also grant common stock as a bonus for services rendered to the company. Stock appreciation rights may be granted to the holder of any incentive stock option or non-qualified stock option at the time of the option's grant, or any time thereafter. These rights will entitle the holder to elect to receive, in lieu of exercising the option to which it relates, an amount in cash or common stock, or a combination thereof, up to 100% of the excess of the fair market value per share of our common stock as of the date of exercise, as such value is determined by the board of directors or the stock option committee, as applicable, multiplied by the number of shares with respect to which the right is being exercised divided by the aggregate option price for such number of shares. These rights are only exercisable and transferable under the terms upon which the underlying option is exercisable and transferable.

           REQUIREMENTS OF INCENTIVE STOCK OPTIONS GRANTED UNDER PLAN. The requirements of incentive stock options under the 2000 stock option plan are identical to the requirements for such options under the 1994 stock option plan set forth above.

           FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE AND NONQUALIFIED STOCK OPTIONS. The federal income tax consequences of the incentive and nonqualified stock options granted under the 2000 plan are the same as the consequences set forth above in our discussion of the 1994 stock option plan.

           TERMINATION.  The plan will terminate on September 29, 2010.

                              CERTAIN TRANSACTIONS

           On March 31, 1999, we issued G. Ray Miller, the Chief Executive Officer and a director of the company, a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.84 per share on or before March 31, 2004. The warrant was issued for Mr. Miller's past work for us.

           On March 31, 1999, we issued Mary Merritt, the Vice President of Finance and a director of the company, a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.84 per share on or before March 31, 2004. The warrant was issued for Ms. Merritt's past work for us.

           On April 14, 2000, we issued Scott V. Ogilvie a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.50 per share on or before April 14, 2003 related to his position as a director of the company.

           On April 14, 2000, we issued Robert R. Williams a warrant to purchase 25,000 shares of our common stock at an exercise price of $2.50 per share on or before April 14, 2003 related to his position as an officer and employee of the company.

           Stifel, Nicolaus & Company, Incorporated acted as a placement agent for an August 24, 2000 private placement of our securities and received warrants to purchase 51,035 shares of our common stock at an exercise price of $3.53 per share, subject to certain adjustments, in addition to commissions payable to it in cash in the amount of 6% of the gross proceeds of the offering which gross proceeds equaled $3,000,002. Stifel's warrants are exercisable for five years beginning on the first anniversary of the completion of the offering. Gerard Hallaren is a Managing Director of Stifel.

           On September 19, 2000, we issued Gerard Hallaren a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.93 per share on or before September 19, 2003, related to his position as a director of the company.

           We currently have an oral agreement with Business Hotlines Technical Service (Hotlines), a business wholly owned and operated by Robert Williams, the Vice President of Software Development, to develop application software for us. We have orally agreed to pay Hotlines $6,500 per month for its consulting services.

           In January 2001, we extended the terms of G. Ray Miller's and Mary Merritt's warrants to purchase 200,000 shares and 100,000 shares of our common stock, respectively, which were to expire on January 5, 2001. We extended the term of exercise of those warrants to terminate on January 5, 2003.

                       PRINCIPAL AND SELLING STOCKHOLDERS

           The following table sets forth, as of the close of business on March 5, 2001 information as to the beneficial ownership of shares of our common stock for all directors, each of the named executive officers (as defined in Item 402(a)(2) of Regulation S-B promulgated by the SEC), for all directors and executive officers as a group, and any person or "group" (as that term is defined in Item 403 of Regulation S-B promulgated by the SEC) who or which is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. In addition, except as set forth below, we do not know of any person or group who or which owns beneficially more than 5% of its outstanding shares of our common stock as of the close of business March 5, 2001. The address for each listed director and executive officer is 6500 Greenville Avenue, Suite 570, Dallas, Texas 75206.

                          BENEFICIAL OWNERSHIP (1), (2)

                                                                                     NUMBER OF
NAME OF BENEFICIAL OWNER                                                               SHARES                   PERCENTAGE
------------------------                                                             ---------                  ----------
Pegasus Settlement Trust (3)                                                         2,715,667                    18.37%

G. Ray Miller (4)                                                                      530,250                     3.48%


                                       31


Mary G. Merritt(5)                                                                   3,528,241                    23.32%

Gerard Hallaren(6)                                                                      23,333                      *

Scott Ogilvie(7)                                                                        40,000                      *

Richard K. Stone(8)                                                                     80,000                      *

Robert R. Williams(9)                                                                  108,500                      *

Lawrence E. Steinberg(10)                                                            1,407,576                     9.46%

All Directors and executive officers as a group (seven persons)(11)                  4,350,324                    27.48%


------------
*     Less than one percent (1%).

1) The rules of the SEC provide that, for purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his/her/its economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.
2) Based on 14,780,086 shares outstanding on March 5, 2001. Shares of common stock subject to options that are exercisable within 60 days of March 5, 2001, are deemed beneficially owned by the person holding such options for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
3) Pegasus Settlement Trust is a Channel Islands Trust of which SG Hambros Trust Company (Jersey) Limited of 7 the Esplanade, St. Helier, Jersey, Channel Islands is Trustee, and Mary Merritt is protector, with shared voting and dispositive power. G. Ray Miller is the sole beneficiary of the Trust. Pegasus Settlement Trust's address is % SG Hambros Trust Company (Jersey) Limited, 7 The Esplanade, St. Helier, Jersey, Channel Islands JE4 8RT.
4) Includes 450,000 shares issuable upon exercise of warrants. Mr. Miller is the sole beneficiary of the Pegasus Settlement Trust but is not the beneficial owner of the common stock owned by the Trust because Mr. Miller does not exercise voting or investment power over such shares.
5) Includes 350,000 shares issuable upon exercise of warrants, 45,000 shares held by her minor children, and 2,715,667 shares held by Pegasus Settlement Trust.
6)    Includes 13,333 shares issuable upon exercise of warrants.
7)    Includes 40,000 shares issuable upon exercise of warrants.
8)    Includes 80,000 shares issuable upon exercise of employee stock options.
9) Includes 25,000 shares issuable upon exercise of warrants, and 80,000 shares issuable upon exercise of employee stock options.
10) Includes 100,000 shares issuable upon exercise of warrants held by Mr. Steinberg and 216,440 shares in trusts of which he is the Trustee, two of which his children are beneficiaries. Mr. Steinberg's address is 5420 LBJ Freeway, LB 56, Dallas, Texas 75240.
11)   Includes the shares described in footnotes 4 through 9.

      The following table gives the names of the stockholders for whose accounts shares may be offered using this prospectus, the number of shares of our common stock owned by each named stockholder before this offering, the percentage of the total shares of our common stock as of March 5, 2001, represented by the shares owned, the number of shares that may be offered for the stockholder's account in this offering and the number of shares to be owned by the stockholder following completion of the offering:


                                                                                      No. of                Percent of Outstanding
                                            No. of Shares     No. of                  Shares Owned          Shares Owned After
Name of Stockholder                         Owned (1)         Shares Offered          After Offering(2)     Offering(2)
-------------------------------------------------------------------------------------------------------------------------------
Bisbro Investments Co., Ltd.                     692,203         204,000                   488,203           2.86%
Patrick Hund                                       5,000           5,000                         0             *
Harolyn Glicker                                    5,000           5,000                         0             *
Mary G. Merritt(3)                             3,528,241         350,000                 3,178,241           18.64%
G. Ray Miller(4)                                 530,250         450,000                    80,250             *
C. H. Fallon                                      21,000          20,000                     1,000             *
Capital Growth Fund, Ltd.                        698,971         200,000                   498,971           2.93%
Eugene Starr                                      10,000           5,000                     5,000             *
Triton Capital Investments, Ltd.                 185,000          25,000                   160,000             *
Lawrence E. Steinberg(5)                       1,407,576         100,000                 1,307,576           7.67%
J. Steven Emerson                                121,000          50,000                    71,000             *
Voicenet New Media, Inc.                          25,000          25,000                         0             *
Best Voice, Inc.                                  25,000          25,000                         0             *
Nomis Communications, Inc.                        25,000          25,000                         0             *
G. Tyler Runnels(6)                              659,039          63,000                   596,039           3.50%
John B. Davies                                   101,381          50,000                    51,381             *
Kathryn Jergens                                   46,648          25,000                    21,648             *
Invest, Inc.                                     135,000         100,000                    35,000             *
Alexander Associates                              65,500          50,000                    15,500             *
Steve Chizzik                                     40,000          35,000                     5,000             *
Howard Issacs                                      5,000           5,000                         0             *
William Reininger                                  9,000           5,000                     4,000             *
Elizabeth Valdes                                   5,000           5,000                         0             *
Scott Ogilvie(7)                                  40,000          40,000                         0             *
Robert Williams(8)                               108,500          25,000                    83,500             *
Ameritel Communications                           11,250          11,250                         0             *
Craig Dierksheide                                 13,750          13,750                         0             *
Paragon Ranch                                    625,000         625,000                         0             *
Leslie Melzer                                     83,500          62,500                    21,000             *
Davin Capital, L.P.                              476,188         476,188                         0             *
Christian D. Jensen                               11,905          11,905                         0             *
Walter F. Imhoff IRA(9)                           47,620          47,620                         0             *
James Sepenzis IRA                                75,000          75,000                         0             *
Andrea Sepenzis                                   12,500          12,500                         0             *
Alexander Sepenzis                                12,500          12,500                         0             *
Dawn/Lawrence Family                              11,905          11,905                         0             *
Anthony W. Schiro                                 12,500          12,500                         0             *
Billy R & Diann Roy                                6,250           6,250                         0             *
Pamela Beck                                        6,250           6,250                         0             *
Harry Lawler                                       6,250           6,250                         0             *
Lawler & Lawler                                    6,250           6,250                         0             *


                                       33


Larry J. Richardson                                6,250           6,250                         0             *
Robert C. Rogers IRA                               6,250           6,250                         0             *
Judd Bogust                                       25,000          25,000                         0             *
Sheri Barron                                      18,455          18,455                         0             *
Gerard Hallaren(10)                               50,000          40,000                    10,000             *
Peter Foster(6)                                   35,500          20,000                    15,500             *
Mohammed Hadid(6)                                 20,000          20,000                         0             *
Robert Ramsdell(6)                               155,000          40,000                   115,000             *
Stephen C. Thayer                                 33,334          33,334                         0             *
Windsor Capital Mgmt Ltd                         166,667         166,667                         0             *
Marciano Financial Holdings                      333,334         333,334                         0             *
JMG Triton Offshore Fund Ltd                     333,334         333,334                         0             *
JMG Capital Partners, L.P.                       518,334         358,334                   160,000             *
David Tyrrell                                     66,667          66,667                         0             *
Jacob Wizman                                     166,667         166,667                         0             *
Tom Wittenbraker                                  33,334          33,334                         0             *
J. Steven Emerson IRA                            100,000         100,000                         0             *
Dan Warren                                        33,334          33,334                         0             *

*     Less than one percent (1%)

(1) Unless otherwise indicated, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable. Represents those shares of common stock held by the selling stockholders, if any, together with those shares that such selling stockholder has the right to acquire upon exercise of warrants or otherwise within sixty (60) days.
(2) Because the selling stockholders may sell all or a portion of their shares of common stock pursuant to this prospectus at any time and from time to time, no estimate can be made of the number of shares of common stock that each selling stockholder may retain upon completion of the offering by the selling stockholders. Therefore, this table assumes that all shares of our common stock offered by this prospectus by each selling stockholder are actually sold. Such presentation is based on 14,780,086 shares of our common stock outstanding as of March 5, 2001.
(3) Ms. Merritt is a director, Secretary, Treasurer and Vice President of Finance of the company.
(4) Mr. Miller is a director, President, Chief Executive Officer and Chairman of the Board of Directors of the company.
(5) Mr. Steinberg is a beneficial owner of more than 5% of the company's common stock.
(6) Mr. Runnels, Mr. Foster, Mr. Hadid and Mr. Ramsdell are all advisory council members of the company. Mr. Runnels also received a finder's fee from us in connection with a private offering we conducted in December 1999.
(7)   Mr. Ogilvie is a director of the company.
(8)   Mr. Williams is a Vice President-Software Development of the company.
(9) Mr. Imhoff is an officer and director of Stifel, Nicolaus & Company, Incorporated which acted as our placement agent in our August 24, 2000 private offering and which received a commission in connection with the transaction. See "Certain Transactions" for additional information.
(10) Mr. Hallaren is a director of the company and a Managing Director of Stifel, Nicolaus & Company, Incorporated which acted as our placement agent in our August 24, 2000 private offering and which received a commission in connection with the transaction. See "Certain Transactions" for additional information.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share. As of March 5, 2001, there are outstanding:

      - 14,780,086 shares of our common stock, held of record by 2,439 stockholders;

      -     warrants to purchase 2,462,453 shares of our common stock; and

      - options to purchase 992,000 shares of our common stock, 580,000 of which are contingent upon stockholder approval of our 2000 Stock Plan.

      The following summary of the material provisions of our common stock, amended certificate of incorporation and bylaws is qualified by reference to the provisions of applicable law and to our amended certificate of incorporation and bylaws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to receive any dividends. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. We have not authorized any preferred stock.

STOCK PURCHASE WARRANTS

      We have issued warrants over the past three years as set forth in "Certain Transactions" and "Part II - Recent Sales of Unregistered Securities" at varying exercise prices, in various amounts and at various times to pay different obligations, to secure additional financing and to compensate employees for their services. Generally, the warrants are immediately exercisable, usually for a term of three to five years. The exercise price and the number of shares to be issued upon exercise of the warrant is subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares pursuant to the terms of the applicable warrant certificate. Most of these warrants entitle the holders to certain "piggyback registration" rights, as set forth below. See "Certain Transactions" and "Recent Sales of Unregistered Securities."

REGISTRATION RIGHTS

           We have given registration rights to certain of the selling stockholders pursuant to the various warrants they have been issued. Two million two hundred sixty six thousand four hundred eighteen (2,266,418) shares of common stock subject to such agreements may be offered pursuant to this prospectus in accordance with the terms of such agreements. The registration rights typically granted in the warrants provide the warrant holder with the right to register the resale of such holders' shares if we propose to register any of our securities under the Securities Act, for a specified time period that is usually five years from the date of grant of the warrant. We typically have agreed in the warrant to keep the registration statement effective for at least nine months.

           In conjunction with the private placement of shares of our common stock in December 22, 1999, we agreed to file a registration statement within sixty (60) days of the closing of that offering and to use our best efforts to make such a registration to be effective. However, the stockholders in that offering orally agreed to waive the registration rights they received in that offering while we raised additional financing with the assistance of Stifel, Nicolaus & Company, Incorporated. On August 24, 2000, we completed a private offering with the assistance of Stifel. In conjunction with that offering, we specified in our private placement memorandum that the common stock issued in that offering would be entitled to certain registration rights, except for the shares underlying the warrant we issued to Stifel in conjunction with the services they had provided to us in the offering. We also issued warrants with the registration rights specified in the preceding paragraph. The resale of the common stock issued in these two private offerings is being registered pursuant to the registration statement being filed in conjunction with the prospectus.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

      DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

      - the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

      - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

      - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

      LIMITED LIABILITY AND INDEMNIFICATION. Our amended certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      Under Delaware law, we may indemnify our directors or officers or any other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that such person:

      -     conducted himself or herself in good faith;

      - reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

      - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

      These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MARKET INFORMATION

      Our common stock is listed on the OTC Bulletin Board under the symbol "PFVI."



                         SHARES ELIGIBLE FOR FUTURE SALE

      As of March 5, 2001, 14,780,086 shares of our common stock were issued and outstanding.

           The common stock is listed on the OTC Electronic Bulletin Board. The following table indicates the quarterly high and low bid price for the common stock on the OTC Electronic Bulletin Board for fiscal years ending March 31, 2000 and March 31, 1999 and the first three quarters of the fiscal year ending March 31, 2001. Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, mark-downs or commissions.

                                 OTC ELECTRONIC
                                 BULLETIN BOARD
                                    BID PRICE

      FISCAL 1999                            HIGH                       LOW
      1st Quarter                            $3.25                      $1.865
      2nd Quarter                            $2.875                     $1.00
      3rd Quarter                            $1.25                      $0.75
      4th Quarter                            $2.75                      $0.687
      FISCAL 2000
      1st Quarter                            $2.25                      $0.875
      2nd Quarter                            $2.125                     $1.375
      3rd Quarter                            $5.00                      $1.437
      4th Quarter                            $7.625                     $3.375
      FISCAL 2001
      1st Quarter                            $5.50                      $2.00
      2nd Quarter                            $4.66                      $2.03
      3rd Quarter                            $3.50                      $0.75


           On March 5, 2001, the bid price of the common stock as reported on the OTC Electronic Bulletin Board was $2.469.

           As of March 5, 2001, there were approximately 2,439 holders of record of the common stock.

           The Company has not declared or paid any cash or other dividends on the common stock to date for the last two (2) fiscal years and in any subsequent period for which financial information is required and has no intention of doing so in the foreseeable future.

           This prospectus covers 5,090,578 shares of our common stock offered for sale by selling stockholders. See "Principal and Selling Stockholders." There are no agreements with any selling stockholders restricting or limiting the sale of such shares.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered in this offering will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.


                                     EXPERTS

      The financial statements of Preferred Voice, Inc. as of March 31, 2000 and 1999 and for the years then ended and for the period ended December 31, 2000 and 1999 appearing in this prospectus and registration statement have been audited by Philip Vogel & Co. PC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

      We have filed a registration statement under the Securities Act with the SEC on Form SB-2 relating to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information concerning us and the common stock offered in this offering, reference is made to the registration statement, schedules and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement.

      We file annual, quarterly and special reports and other information with the SEC. These reports may also be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC's web site is HTTP://WWW.SEC.GOV.

           You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of Philip Vogel & Co. PC............................    F-1

Balance Sheets at December 31, 2000,  and March 31, 2000 ........................    F-2

Statements of Operations for the Nine Months Ended December 31, 2000
and December 31, 1999 and the Years ended March 31, 2000, and 1999 ..............    F-4

Statement of Stockholders' Equity for the Years ended March 31, 2000 and 1999
and the Nine Months ended December 31, 2000......................................    F-5

Statements of Cash Flows for the Nine Months ended December 31, 2000 and
December 31, 1999 and the Years ended March 31, 2000 and 1999 ...................    F-7

Notes to Financial Statements ...................................................    F-9

                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
   AND SHAREHOLDERS
PREFERRED VOICE, INC.

We have audited the accompanying balance sheet of Preferred Voice, Inc. as of March 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Preferred Voice, Inc. at March 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2000, in conformity with generally accepted accounting principles.


                                       PHILIP VOGEL & CO. PC




                                       CERTIFIED PUBLIC ACCOUNTANTS

DALLAS, TEXAS

MAY 5, 2000, EXCEPT FOR NOTE M, AS TO
     WHICH THE DATE IS SEPTEMBER 25, 2000

                              PREFERRED VOICE, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,     MARCH 31,
                                                                   2000           2000
                                                               ------------   ------------
                                                                (UNAUDITED)     (AUDITED)
         ASSETS

Current assets:
    Cash and cash equivalents                                  $  1,018,319   $  1,373,291
    Accounts receivable, net of allowance for doubtful
       accounts of $-0- and $-0-, respectively                        7,527          3,924
    Employee advances                                                 1,573              0
    Inventory                                                        47,785         84,724
    Prepaid expenses                                                761,306              0
                                                               ------------   ------------

         Total current assets                                  $  1,836,510   $  1,461,939
                                                               ------------   ------------

Property and equipment:
    Computer equipment                                         $    752,128   $    321,248
    Furniture and fixtures                                           42,691         38,880
    Office equipment                                                 59,774         18,198
    Computer software                                               681,600        384,686
                                                               ------------   ------------

                                                               $  1,536,193   $    763,012
 Less accumulated depreciation                                      444,333        253,143
                                                               ------------   ------------

         Net property and equipment                            $  1,091,860   $    509,869
                                                               ------------   ------------

Other assets:
    Prepaid expenses                                           $          0   $    761,018
    Deposits                                                         90,195         85,114
    Patents and trademarks - net                                     47,313          7,472
    Deferred stock issuance costs                                         0         19,803
                                                               ------------   ------------

         Total other assets                                    $    137,508   $    873,407
                                                               ------------   ------------

                                                               $  3,065,878   $  2,845,215
                                                               ============   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                                               DECEMBER 31,     MARCH 31,
                                                                   2000           2000
                                                               ------------   ------------
                                                                (UNAUDITED)     (AUDITED)
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                         $    177,965    $    272,818
    Accrued payroll and payroll taxes                               1,606           2,265
    Accrued interest payable                                       43,301          39,851
    Accrued operating expenses                                     22,224          13,128
    Accrued vacation                                               26,969          11,853
    Customer deposits                                             342,118         390,992
    Current maturities of long-term debt                           30,000          30,000
    Note payable                                                   50,866          50,866
                                                             ------------    ------------

         Total current liabilities                           $    695,049    $    811,773
                                                             ------------    ------------


Commitments (Note I)


Stockholders' equity (deficit):
    Common stock, $0.001 par value;
       20,000,000 shares authorized; shares issued
       14,780,086 and 13,276,796, respectively               $     14,780    $     13,277
    Additional paid-in capital                                 12,126,947       8,952,788
    Accumulated deficit                                        (9,769,030)     (6,930,755)
                                                             ------------    ------------

                                                             $  2,372,697    $  2,035,310
 Treasury stock - 385,224 and 385,224 shares,
     respectively, at cost                                          1,868           1,868
                                                             ------------    ------------

         Total stockholders' equity (deficit)                $  2,370,829    $  2,033,442
                                                             ============    ------------

                                                             $  3,065,878    $  2,845,215
                                                             ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              PREFERRED VOICE, INC.

                            STATEMENTS OF OPERATIONS

                                                         NINE MONTHS ENDED                 YEAR ENDED
                                                            DECEMBER 31,                    MARCH 31,
                                                   ----------------------------    ----------------------------
                                                       2000            1999            2000            1999
                                                   ------------    ------------    ------------    ------------
                                                    (UNAUDITED)     (UNAUDITED)      (AUDITED)       (AUDITED)
Sales                                              $     66,646    $    880,908    $    885,134    $    180,383

Cost of sales                                            80,284         201,917         215,293          15,033
                                                   ------------    ------------    ------------    ------------

         Gross profit (loss)                       $    (13,638)   $    678,991    $    669,841    $    165,350
                                                   ------------    ------------    ------------    ------------

Costs and expenses:
    Selling, general and administrative expenses   $  2,821,188    $  1,072,070    $  1,675,971    $    768,024
    Interest expense                                      3,450          27,137          28,556         176,752
                                                   ------------    ------------    ------------    ------------

         Total costs and expenses                  $  2,824,638    $  1,099,207    $  1,704,527    $    944,776
                                                   ------------    ------------    ------------    ------------

Loss from operations                               $ (2,838,276)   $   (420,216)   $ (1,034,686)   $   (779,426)

Other income (expense):
    Loss from sale of assets                                  0               0         (18,356)              0
                                                   ------------    ------------    ------------    ------------

Loss from operations before income taxes
    and extraordinary item                         $ (2,838,276)   $   (420,216)   $ (1,053,042)   $   (779,426)

Provision for income taxes                                    0               0               0               0
                                                   ------------    ------------    ------------    ------------

Loss from operations before extraordinary item     $ (2,838,276)   $   (420,216)   $ (1,053,042)   $   (779,426)

Extraordinary item:
    Gain from extinguishment of debt (less
       applicable income taxes of $-0-)(Note L)               0          35,116          59,976          88,828
                                                   ------------    ------------    ------------    ------------

Net loss                                           $ (2,838,276)   $   (385,100)   $   (993,066)   $   (690,598)
                                                   ============    ============    ============    ============



Per share amounts:
    Loss from continuing operations                $      (0.07)   $      (0.04)   $      (0.10)   $      (0.11)
                                                   ============    ============    ============    ============

    Gain from extinguishment of debt               $       0.00    $       0.00    $       0.01    $       0.01
                                                   ============    ============    ============    ============

    Net loss                                       $      (0.07)   $      (0.04)   $      (0.09)   $      (0.10)
                                                   ============    ============    ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              PREFERRED VOICE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE TWO YEARS AND NINE MONTHS ENDED DECEMBER 31, 2000

                                                                              SHARES OF COMMON STOCK
                                                                -------------------------------------------------
                                                                AUTHORIZED     ISSUED    OUTSTANDING   IN TREASURY
                                                                ----------   ----------   ----------   ----------

Balance - March 31, 1998                                        20,000,000    6,134,330    5,749,106      385,224

   Conversion of 7% debentures - June 24, 1998                           0       11,259       11,259            0
   Conversion of 8.5% debenture - June 30, 1998                          0       27,881       27,881            0
   Conversion of 7% debentures - July 31, 1998                           0      209,587      209,587            0
   Conversion of 7% debenture - August 31, 1998                          0       10,450       10,450            0
   Conversion of 10% debentures - August 31, 1998                        0      869,276      869,276            0
   Conversion of related party notes - September 30, 1998                0       48,975       48,975            0
   Conversion of 12% debentures - September 30, 1998                     0      367,816      367,816            0
   Conversion of 7% debenture - October 20, 1998                         0       11,373       11,373            0
   Conversion of equipment lease agreement - November 5, 1998            0      579,971      579,971            0
   Conversion of 7% debenture - December 29, 1998                        0       79,662       79,662            0
   Conversion of 7% debenture - December 30, 1998                        0      159,323      159,323            0
   Conversion of 7% debentures - December 31, 1998                       0      603,142      603,142            0
   Conversion of 7% debentures - January 4, 1999                         0      156,554      156,554            0
   Conversion of 7% debentures - January 7, 1999                         0      119,199      119,199            0
   Conversion of 7% debenture - January 8, 1999                          0       20,930       20,930            0
   Conversion of 7% debentures - January 11, 1999                        0      130,060      130,060            0
   Conversion of 7% debenture - January 22, 1999                         0       43,919       43,919            0
   Issuance of common stock in exchange for release
      of trade liability - February 2, 1999                              0      111,974      111,974            0

   Net loss for the year                                                 0            0            0            0
                                                                ----------   ----------   ----------   ----------

Balance - March 31, 1999                                        20,000,000    9,695,681    9,310,457      385,224

   Conversion of prime plus 2% debentures - April 6, 1999                0      121,261      121,261            0
   Conversion of 8% debentures - April 6, 1999                           0      200,000      200,000            0
   Conversion of 9% debentures - April 6, 1999                           0      466,667      466,667            0
   Exercise of stock warrants - April 6, 1999                            0        5,000        5,000            0
   Conversion of 10% debentures - June 18, 1999                          0      386,000      386,000            0
   Exercise of stock warrants - June 28, 1999                            0      200,000      200,000            0
   Conversion of 12% debentures - June 29, 1999                          0       26,381       26,381            0
   Issuance of common stock - July 1, 1999                               0      320,000      320,000            0
   Exercise of stock warrants - September 29, 1999                       0       20,000       20,000            0
   Exercise of stock warrants - October 4, 1999                          0       22,297       22,297            0
   Exercise of stock warrants - December 16, 1999                        0      160,000      160,000            0
   Conversion of 7% debenture - December 17, 1999                        0       47,254       47,254            0
   Issuance of common stock - December 29, 1999                          0    1,500,005    1,500,005            0
   Exercise of employee stock option - January 20, 2000                  0          500          500            0
   Issuance of common stock - February 16, 2000                          0      100,000      100,000            0
   Exercise of employee stock option - February 22, 2000                 0          750          750            0
   Exercise of stock warrants - March 27, 2000                           0        5,000        5,000            0

   Net loss for the year                                                 0            0            0            0
                                                                ----------   ----------   ----------   ----------

Balance - March 31, 2000                                        20,000,000   13,276,796   12,891,572      385,224

  Exercise of employee stock option - 04/06/00                           0        9,500        9,500            0
  Exercised warrant - 05/10/00                                           0      160,000      160,000            0
  Exercised warrant - 05/10/00                                           0      160,000      160,000            0
  Exercised warrant - 05/10/00                                           0       15,196       15,196            0
  Issuance of common stock - 05/23/00                                    0        5,000        5,000            0
  Issuance of common stock - 07/13/00                                    0        5,000        5,000            0
  Exercised warrant - 07/18/00                                           0          736          736            0
  Exercised warrant - 08/02/00                                           0        5,000        5,000            0
  Issuance of common stock - 08/21/00                                    0    1,142,858    1,142,858            0

  Net loss for the nine months ended December 31, 2000                   0            0            0            0
                                                                ----------   ----------   ----------   ----------

Balance - December 31, 2000                                     20,000,000   14,780,086   14,394,862      385,224
                                                                ==========   ==========   ==========   ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                               AMOUNTS
-------------------------------------------------------------------------------------------------------
     COMMON                               ADDITIONAL                                      TOTAL
  STOCK $0.001         TREASURY            PAID-IN             ACCUMULATED            STOCKHOLDERS'
   PAR VALUE             STOCK             CAPITAL               DEFICIT            EQUITY (DEFICIT)
-----------------   ----------------   -----------------    ------------------     --------------------
       $   6,134         $  (1,868)         $ 3,315,785          $(5,247,091)            $ (1,927,040)

              11                  0              22,626                     0                   22,637
              28                  0              41,794                     0                   41,822
             210                  0             290,663                     0                  290,873
              10                  0              11,380                     0                   11,390
             869                  0             347,431                     0                  348,300
              49                  0              16,275                     0                   16,324
             368                  0             319,632                     0                  320,000
              11                  0              22,737                     0                   22,748
             580                  0             219,809                     0                  220,389
              80                  0              30,988                     0                   31,068
             159                  0              61,977                     0                   62,136
             603                  0             234,623                     0                  235,226
             157                  0              60,900                     0                   61,057
             119                  0              49,945                     0                   50,064
              21                  0               8,979                     0                    9,000
             130                  0              56,062                     0                   56,192
              44                  0              24,551                     0                   24,595

             112                  0              55,876                     0                   55,988

               0                  0                   0             (690,598)                (690,598)
-----------------   ----------------   -----------------    ------------------     --------------------

       $   9,695         $  (1,868)         $ 5,192,033          $(5,937,689)             $  (737,829)

             121                  0              90,826                     0                   90,947
             200                  0             149,800                     0                  150,000
             467                  0             349,533                     0                  350,000
               5                  0                   0                     0                        5
             386                  0             192,614                     0                  193,000
             200                  0              99,800                     0                  100,000
              27                  0              26,354                     0                   26,381
             320                  0             359,680                     0                  360,000
              20                  0               3,980                     0                    4,000
              22                  0              22,275                     0                   22,297
             160                  0             159,840                     0                  160,000
              47                  0              42,009                     0                   42,056
           1,500                  0           2,048,500                     0                2,050,000
               1                  0                 500                     0                      501
             100                  0             199,900                     0                  200,000
               1                  0                 149                     0                      150
               5                  0              14,995                     0                   15,000

               0                  0                   0             (993,066)                (993,066)
-----------------   ----------------   -----------------    ------------------     --------------------

       $  13,277         $  (1,868)         $ 8,952,788          $(6,930,755)             $  2,033,442

              10                  0               9,491                     0                    9,501
             160                  0             159,840                     0                  160,000
             160                  0             159,840                     0                  160,000
              15                  0              15,181                     0                   15,196
               5                  0              13,430                     0                   13,435
               5                  0              14,995                     0                   15,000
               1                  0                 (1)                     0                        0
               5                  0              14,995                     0                   15,000
           1,143                  0           2,786,388                     0                2,787,531

               0                  0                   0           (2,838,275)              (2,838,275)
-----------------   ----------------   -----------------    ------------------     --------------------

       $  14,780         $  (1,868)        $ 12,126,947          $(9,769,030)             $  2,370,829
=================   ================   =================    ==================     ====================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              PREFERRED VOICE, INC.

                            STATEMENTS OF CASH FLOWS

                                                          NINE MONTHS ENDED                  YEAR ENDED
                                                             DECEMBER 31,                     MARCH 31,
                                                     ----------------------------    ----------------------------
                                                         2000            1999            2000            1999
                                                     ------------    ------------    ------------    ------------
                                                      (UNAUDITED)     (UNAUDITED)      (AUDITED)       (AUDITED)
Cash flows from operating activities:
    Cash received from customers                     $     12,596    $    823,868    $  1,273,062    $    179,510
    Cash paid to suppliers and employees               (2,773,083)     (1,306,402)     (2,093,749)       (500,572)
    Interest paid                                               0         (16,978)       (224,235)              0
                                                     ------------    ------------    ------------    ------------

         Net cash used by operating activities       $ (2,760,487)   $   (499,512)   $ (1,044,922)   $   (321,062)
                                                     ------------    ------------    ------------    ------------

Cash flows from investing activities:
    Capital expenditures                             $   (773,181)   $   (158,592)   $   (389,436)   $   (151,772)
    Proceeds from sale of assets                                0             250           1,750           1,300
    Employee advances                                      (1,573)              0               0               0
                                                     ------------    ------------    ------------    ------------

         Net cash used by investing activities       $   (774,754)   $   (158,342)   $   (387,686)   $   (150,472)
                                                     ------------    ------------    ------------    ------------


Cash flows from financing activities:
    Proceeds from issuance of stock                  $  3,192,936    $  2,570,000    $  2,811,952    $          0
    Proceeds from notes payable                                 0         200,000         200,000         351,000
    Note principal payments                                     0        (218,000)       (228,000)        (20,000)
    Proceeds from sale - leaseback transaction                  0               0               0         100,000
    Stock issuance costs                                  (12,667)              0         (19,803)              0
                                                     ------------    ------------    ------------    ------------

         Net cash provided by financing activities   $  3,180,269    $  2,552,000    $  2,764,149    $    431,000
                                                     ------------    ------------    ------------    ------------

Net increase (decrease) in cash and
    cash equivalents                                 $   (354,972)   $  1,894,146    $  1,331,541    $    (40,534)

Cash and cash equivalents:
    Beginning of period                                 1,373,291          41,750          41,750          82,284
                                                     ------------    ------------    ------------    ------------

    End of period                                    $  1,018,319    $  1,935,896    $  1,373,291    $     41,750
                                                     ============    ============    ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                                          NINE MONTHS ENDED                  YEAR ENDED
                                                             DECEMBER 31,                     MARCH 31,
                                                     ----------------------------    ----------------------------
                                                         2000            1999            2000            1999
                                                     ------------    ------------    ------------    ------------
                                                      (UNAUDITED)     (UNAUDITED)      (AUDITED)       (AUDITED)
Reconciliation of net loss to net cash
   used by operating activities:

  Net loss                                           $ (2,838,276)   $   (385,100)   $   (993,066)   $   (690,598)
                                                     ------------    ------------    ------------    ------------

  Adjustments to reconcile net loss to net cash used by operating activities:

     Depreciation                                    $    191,190    $     90,484    $    140,948    $     80,113
     Amortization                                               0               0               0           2,869
     (Gain) loss on sale of assets                              0             275          18,356            (186)

     Changes in assets and liabilities:
        (Increase) decrease in accounts receivable         (3,603)       (390,921)         (3,064)           (860)
        (Increase) decrease in employee advances                0           2,900           2,500          (2,500)
        Increase (decrease) in inventory                   36,939               0         (84,724)              0
        (Increase) decrease in deposits                    (5,081)         (3,579)         (3,579)          2,875
        (Increase) decrease in prepaid expenses              (288)              0               0          38,982
        Increase in patents and trademarks                (39,841)              0          (7,472)              0
        Increase (decrease) in accounts payable           (79,657)        (20,115)        (91,016)         58,635
        Increase (decrease) in accrued expenses            27,004        (184,448)       (414,797)        189,608
        Increase (decrease) in customer deposits          (48,874)              0         390,992               0
        Increase in deferred revenue                            0         390,992               0               0
                                                     ------------    ------------    ------------    ------------

             Total adjustments                       $     77,789    $   (114,412)   $    (51,856)   $    369,536
                                                     ------------    ------------    ------------    ------------

Net cash used by operating activities                $ (2,760,487)   $   (499,512)   $ (1,044,922)   $   (321,062)
                                                     ============    ============    ============    ============


Schedule of non-cash investment and financing activities:

   Issuance of common stock in exchange for debt     $     15,196    $    852,383    $    952,383    $  1,879,809
                                                     ============    ============    ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              PREFERRED VOICE, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE A - GENERAL ORGANIZATION:

    Preferred Voice, Inc. (the "Company") is a Delaware corporation incorporated in 1992. On February 25, 1997, the Company's stockholders approved changing the name of the Company to better reflect the nature of the Company's business. The Company commenced business on May 13, 1994, and was in the development stage until August 1, 1995. The Company provides products and services to the telecommunications industry throughout the United States and maintains its principal offices in Dallas, Texas. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Certain prior year amounts have been reclassified for comparison purposes.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CASH AND CASH EQUIVALENTS

       For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks.

    ACCOUNTS RECEIVABLE

       In the normal course of business, the Company extends unsecured credit to its customers with payment terms generally 30 days. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete nonperformance by the Company's customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance.

    INVENTORY

       Inventories consist of finished goods and are stated at the lower of cost (specific identification) or market.

    DEPRECIATION

       The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and the double declining method for income tax purposes.

       Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

       The useful lives of property and equipment for purposes of computing depreciation are as follows:

            Computer equipment                              5 years
            Furniture and fixtures                          5 years
            Office equipment                                5 years
            Software development                            3 years

    INCOME TAXES

       Income taxes are accounted for using the liability method under the provisions of SFAS 109 "Accounting for Income Taxes."

    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, trade accounts receivable, other receivables, other assets, notes payable and long-term debt. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of long-term debt approximates fair value as terms approximate those currently available for similar debt instruments.

    REVENUE RECOGNITION

       The Company is engaged as a provider of telecommunication products and services. Generally, the Company recognizes revenue under the accrual method when its services and products are provided. During the year ended March 31, 2000, the majority of the Company's revenue consisted of licensing fees and systems sales. Licensing fees are paid in order to obtain the rights to utilize the Company's software applications in certain geographical areas. Licensing fee income is recognized when the contract is executed. Licensing fee income for the years ended March 31, 2000, 1999 and 1998 was $570,000, $-0- and $-0-, respectively. System sales revenues are recognized when the customer accepts the system, which usually occurs within five days from delivery and installation. System sale income for the years ended March 31, 2000, 1999 and 1998 was $195,496, $-0- and $-0-, respectively.

    ADVERTISING EXPENSE

       The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $39,613 and $42,269 for the years ended March 31, 2000 and 1999, respectively.

    LOSS PER SHARE

       The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, during the year ended March 31, 1998. SFAS No. 128 reporting requirements replace primary and fully-diluted earnings per share (EPS) with basic and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.
       Loss per share is based on the weighted average number of shares outstanding of 11,283,538 and 7,205,065 for the years ended March 31, 2000 and 1999, respectively.

    AMORTIZATION

       Fees and other expenses associated with the issuance of subordinated convertible debentures are being amortized on the straight-line method over the term of the debentures beginning in April, 1995. Amortization expense was $-0- and $2,869 for the years ended March 31, 2000 and 1999, respectively.

       The cost of trademarks are being amortized on the straight-line method over a period of 15 years.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       The Company has adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison on the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    COMPREHENSIVE INCOME

       The Company adopted the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME on April 1, 1998. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows, as the Company did not have any changes in net assets resulting from nonowner sources during the periods covered by the accompanying financial statements.

    SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

       The Company adopted the provisions of SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION on April 1, 1998. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows, as any effects are limited to the form and content of its disclosures.

    NEW ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standard board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this statement is not expected to impact the Company's financial position, results of operations or cash flows. This statement is effective for fiscal years beginning after June 15, 1999.


NOTE C - NOTES PAYABLE:

    Notes payable consist of the following at March 31, 2000:

                                                                                               2000
                                                                                            ----------

                Outside interests                                                           $   50,866
                Related parties                                                                      0
                                                                                            ----------

                                                                                            $   50,866
                                                                                            ==========


    Note payable to outside interests include:

                                                                                               2000
                                                                                            ----------
                Note payable, Brite Voice Systems, Inc., dated January 31,
                1997. Note is unsecured and payable in monthly installments of $8,112, including interest at the rate of prime + 2 (8.5%
                at March 31, 1999) through maturity on January 1, 1998.
                                                                                            $   50,866
                                                                                            ==========

    The note to Brite Voice Systems, Inc. (Brite) is currently in dispute and effective April 1997, the Company discontinued the accrual of interest expense. Interest expense charged to operations related to the Brite note was $-0- for each of the years ended March 31, 2000 and 1999, respectively.


NOTE D - LONG-TERM DEBT:

    Long-term debt consisted of the following at March 31, 2000:

                                                                                               2000
                                                                                            ----------
                Notes payable dated various dates from May 20, 1996 through
                September 9, 1996 secured by common stock with principal
                and accrued interest due at maturity on various dates
                through September 9, 1998. 216,250 warrants to purchase
                shares of common stock at $3.00 per share expiring on
                various dates through September 9, 1998 were issued to
                the note holders. These notes were converted into
                1,602,712 shares of common stock on various dates through
                March 31, 2000.                                                             $ 20,000

                Note payable to Equity Communication. This note is unsecured,
                non-interest bearing, and due upon demand.                                    10,000
                                                                                            ----------


                          Total long-term debt                                              $ 30,000

                          Less current portion                                                30,000
                                                                                            ----------

                          Long-term portion                                                 $      0
                                                                                            ==========

    Interest expense charged to operations related to the long-term debt was $20,072 and $112,553 for the years ended March 31, 2000 and 1999, respectively.

    During the year ended March 31, 2000, $590,947 of notes payable with various interest rates were converted into 787,928 shares of common stock, $193,000 of 10% convertible debentures were converted into 386,000 shares of common stock, $125,000 of 12% convertible debentures were converted into 226,381 shares of common stock and $30,000 of 7% convertible debentures were converted into 47,254 shares of common stock.

    During the year ended March 31, 1999, $348,300 of 10% notes payable were converted into 869,276 shares of common stock, $35,000 of 8.5% convertible debentures were converted into 27,881 shares of common stock, $320,000 of 12% convertible debentures were converted into 367,816 shares of common stock, $745,000 of 7% notes payable were converted into 1,555,458 shares of common stock and $17,500 of notes payable to officers of the Company were converted into 48,975 shares of common stock.


NOTE E - COMMON STOCK:

    STOCK PURCHASE WARRANTS

       At March 31, 2000, the Company had outstanding warrants to purchase 2,303,203 shares of the Company's common stock at prices which ranged from $0.50 per share to $4.00 per share. The warrants are exercisable at any time and expire on dates ranging from June 12, 2000 to December 1, 2004. At March 31, 2000, 2,303,203 shares of common stock were reserved for that purpose.

    COMMON STOCK RESERVED

       At March 31, 2000, shares of common stock were reserved for the following purposes:

                            Exercise of stock warrants                                   2,303,203
                            Exercise and future grants of stock
                               options and stock appreciation rights                       421,750
                                                                                      ---------------

                                                                                         2,724,953
                                                                                      ===============

NOTE F - INCOME TAXES:

    The Company uses the liability method of accounting for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. Under the liability method, a provision for income taxes is recorded based on taxes currently payable on income as reported for federal income tax purposes, plus an amount which represents the change in deferred income taxes for the year.

    Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax reporting basis of the Company's assets and liabilities. The major areas in which temporary differences give rise to deferred taxes are accounts receivable, accrued liabilities, start-up expenditures, accumulated depreciation, and net operating loss carryforwards. Deferred income taxes are classified as current or noncurrent depending on the classification of the assets and liabilities to which they relate. Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the years in which the temporary differences are expected to reverse.

    The provision for income taxes consists of:

                                                                                          2000                  1999
                                                                                    ------------------    ------------------
                            Current income taxes                                      $              0      $              0

                            Change in deferred income taxes due
                               to temporary differences                                              0                     0
                                                                                    ------------------    ------------------

                                                                                      $              0      $              0
                                                                                    ==================    ==================

    Deferred tax (liabilities) assets consist of the following:

                                                                                          2000
                                                                                    ------------------

                            Accumulated depreciation                                  $        (38,000)
                                                                                    ------------------

                            Gross deferred tax liabilities                            $        (38,000)
                                                                                    ------------------

                            Accrued liabilities                                       $          4,000
                            Start-up expenditures                                                2,000
                            Net operating loss carryforward                                  2,324,000
                                                                                    ------------------

                            Gross deferred tax assets                                 $      2,330,000
                            Valuation allowance                                             (2,292,000)
                                                                                    ------------------

                            Net deferred tax assets                                   $         38,000
                                                                                    ==================

                                                                                      $              0
                                                                                    ==================


                                                                                          2000
                                                                                    ------------------
                            The increase in the deferred tax valuation
                               allowance is as follows:                               $        303,000
                                                                                    ==================

    The Company has recorded a valuation allowance amounting to the entire deferred tax asset balance because of the Company's uncertainty as to whether the deferred tax asset is realizable. However, if the Company is able to utilize the deferred tax asset in the future, the valuation allowance will be reduced through a credit to income.

    The Company has available at March 31, 2000, a net operating loss carryforward of approximately $6,835,000 which can be used to offset future taxable income through the year 2020. Net operating loss limitations may be imposed if changes in stock ownership of the Company create a change of control as provided in Section 382 of the Internal Revenue Code of 1986, as amended.

NOTE G - STOCK OPTION PLAN:

    On November 1, 1994, the Company adopted a stock award and incentive plan which permits the issuance of options and stock appreciation rights to selected employees and independent contractors of the Company. The plan reserves 450,000 shares of common stock for grant and provides that the term of each award be determined by the committee of the Board of Directors (Committee) charged with administering the plan.

    Under the terms of the plan, options granted may be either nonqualified or incentive stock options, and the exercise price, determined by the Committee, may not be less than the fair market value of a share on the date of grant. Stock appreciation rights granted in tandem with an option shall be exercisable only to the extent the underlying option is exercisable and the grant price shall be equal to the exercise price of the underlying option. At March 31, 2000, options to purchase 406,500 shares at exercise prices of $0.20 to $1.50 per share were outstanding. No stock appreciation rights had been granted at March 31, 2000.


NOTE H - STOCK OPTIONS:

    The per share weighted-average fair value of stock options granted was determined using the Black Scholes Option-Pricing Model. The following weighted-average assumptions were used in the pricing model:

                                                                        2000                       1999
                                                                 --------------------     ------------------------
                            Expected dividend yield                     0.00%                      0.00%

                            Risk-free interest rate                 6.31% - 6.35%              5.06% - 5.09%

                            Expected life                         2.5 years to 3.5           2.5 years to 3.5
                                                                        years                      years

                            Expected volatility                         177%                       189%

    The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, has recognized no compensation expense for stock options granted at exercise prices at least equal to the market value of the Company's common stock. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been increased to the proforma amounts indicated below:

                                                                                          2000                  1999
                                                                                    ------------------    ------------------
                            Net loss:
                              As reported                                            $       (993,066)     $       (690,598)
                                                                                    ==================    ==================

                              Proforma                                               $     (1,111,018)     $       (841,514)
                                                                                    ==================    ==================

                            Loss per common share:
                               As reported                                           $          (0.09)     $          (0.10)
                                                                                    ==================    ==================

                               Proforma                                              $          (0.10)     $          (0.12)
                                                                                    ==================    ==================

    Following is a summary of the stock award and incentive plan during the years ended March 31, 2000 and 1999:

                                                               2000                                     1999
                                                   ----------------------------            -------------------------------
                                                                      WEIGHTED                                   WEIGHTED
                                                    NUMBER            AVERAGE               NUMBER               AVERAGE
                                                      OF              EXERCISE                OF                 EXERCISE
                                                    SHARES             PRICE                SHARES                PRICE
                                                   ---------       ------------            ---------         -------------
  Outstanding at beginning of year                  382,750         $     0.92              297,000           $      1.00

  Granted                                            30,000               1.50              245,750                  0.86
  Exercised                                          (1,250)              0.53                    0                  0.00
  Forfeited                                          (5,000)              1.03             (160,000)                 1.00
                                                   ---------       ------------            ---------         -------------

  Outstanding at end of year                        406,500         $     0.96              382,750           $      0.96
                                                   =========       ============            =========         =============

  Options exercisable at end of year                304,583         $     0.94              173,250           $      0.93

  Weighted average fair value of
    options granted at end of year                   30,000         $     1.28              245,750           $      0.75


NOTE I - COMMITMENTS:

    The Company leases its office facilities and various office equipment under operating leases expiring through December 2003. Following is a schedule of future minimum lease payments required under the above operating leases as of March 31, 2000:

                                     YEAR ENDING
                                      MARCH 31,                                AMOUNT
                                  ------------------                       ---------------
                                        2001                               $       112,919
                                        2002                                       116,067
                                        2003                                       114,377
                                        2004                                        81,033
                                                                           ---------------

                                                                           $       424,396
                                                                           ===============

    Total rent expense charged to operations was $76,317 and $27,416 for the years ended March 31, 2000 and 1999, respectively.

NOTE J - BARTER TRANSACTION:

    On June 3, 1996, the Company entered into a media purchase agreement for the promotion of its products and services with Proxhill Marketing, Ltd. (Proxhill). Under the terms of the agreement, the Company committed to purchase $1,200,000 of media advertising time in exchange for 200,000 shares of common stock at a value of $4.00 per share, and $400,000 in cash. The agreement is for a period of five years. For each purchase of media advertising time, the Company will receive a barter credit equal to 66.67% of the transaction value with the remaining balance payable in cash. A prepaid barter credit in the amount of $761,018 is included in other assets in the accompanying balance sheets. In connection with this agreement, the Company issued to Proxhill 50,000 warrants to purchase the Company's common stock at a price of $4.00 per share. The options expire June 3, 2001.


NOTE K - SALE - LEASEBACK TRANSACTIONS:

    The Company entered into a sale-leaseback arrangement during the year ended March 31, 1999. Under the arrangement, the Company sold telecommunications equipment and leased it back for a period of three years. This lease was originally accounted for as an operating lease. The gain of $66,119 realized in this transaction had originally been deferred and amortized to income in proportion to rental expense over the term of the lease. In November 1998, the Company agreed to issue 579,971 shares of common stock to the lessor in exchange for the release of the liability for all future and past due lease payments.


NOTE L - EXTINGUISHMENT OF DEBT:

    During the years ended March 31, 2000 and 1999, the Company negotiated settlements of amounts owed to certain of its vendors and employees. The negotiated settlements resulted in a reduction of the Company's accounts payable and accrued operating expenses in the amount of $59,976 and $88,828, respectively, which has been reported as an extraordinary item in the accompanying statements of operations.


NOTE M - GOING CONCERN:

    The Company has incurred substantial operating losses to date. The Company has raised, and intends to continue to raise, additional capital through subsequent offerings of its common stock in over-the-counter securities markets.

    On June 3, 1999, the Company entered into a software license agreement with KMC Telecom Holdings, Inc. (KMC). Under the terms of the agreement, KMC paid the Company an initial license fee of $570,000. The agreement is for a period of 10 years and provides for a total of 39 installations and grants KMC the ability to add up to 81 additional installations. The agreement also calls for KMC to pay the Company a monthly license fee ranging from $1,000 to $3,500 per month for each software and hardware installation beginning in the 25th month after each installation. As of December 31, 2000, the Company had completed one installation.

    On September 25, 2000, KMC notified the Company that the initial installation would not be accepted and KMC intends to terminate the software license agreement. In addition, KMC requested the refund of the initial license fee and other amounts paid to the Company. The Company believes it has fully complied with the terms and conditions of the agreement and intends to vigorously defend its position. Accordingly, no provision for losses in connection with the KMC agreement has been charged to operations in the accompanying financial statements.

    As of May 5, 2000, the Company has entered into fifteen revenue sharing agreements with various telecommunication service providers throughout the United States. Generally, the agreements provide for the Company to receive 30% to 70% of the revenue from the sale of the Company's services depending upon the level of revenue generated. The Company began receiving revenue from the agreements in November 2000.

    In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to meet the Company's financial requirements will provide the Company the opportunity to continue as a going concern.

NOTE N - CONCENTRATIONS:

    CONCENTRATIONS OF CREDIT RISK

       At March 31, 2000, the Company had cash balances of $1,536,804 with one banking institution, which is in excess of the federally insured amount of $100,000 per institution. These balances are before considering outstanding items.

    CONCENTRATIONS OF BUSINESS - MAJOR CUSTOMERS

       During the years ended March 31, 2000 and 1999, a substantial portion of its revenue was derived from one and six customers, respectively. Revenue from these customers was approximately $852,921 and $170,000, respectively.


NOTE O - UNAUDITED FINANCIAL STATEMENTS:

    The financial statements for the nine months ended December 31, 2000 and 1999 are unaudited. However, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and changes in financial position of the Company. The results of operations for the nine months ended December 31, 2000 are not necessarily indicative of the results to be obtained for the full fiscal year.

--------------------------------------------------------------------------------
      NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                  --------------------------------

                          TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
Summary ..................................................................................    1
Risk Factors .............................................................................    2
Special Note Regarding Forward Looking Statements ........................................    8
Use of Proceeds ..........................................................................    8
Dividend Policy ..........................................................................    8
Plan of Distribution .....................................................................    8
Selected Consolidated Financial Data .....................................................   11
Management's Discussion and Analysis of Financial Condition And Results of Operations ....   12
Business .................................................................................   16
Management ...............................................................................   25
Certain Transactions .....................................................................   31
Principal and Selling Stockholders .......................................................   31
Description of Capital Stock .............................................................   35
Shares Eligible for Future Sale ..........................................................   37
Legal Matters ............................................................................   38
Experts ..................................................................................   38
Additional Information ...................................................................   38
Index to Consolidated Financial Information ..............................................   39

--------------------------------------------------------------------------------


                          5,090,578 SHARES





                             [PVI LOGO]





                            COMMON STOCK





                          ----------------
                             PROSPECTUS
                          ----------------





                           MARCH ___, 2001

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      We have authority under Delaware General Corporate Law Title 8 Section 145 to indemnify our directors and officers to the extent provided for in such statute. Our amended certificate of incorporation permits indemnification of directors and officers to the fullest extent permitted by law. Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

      -     conducted himself or herself in good faith;

      - reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

      - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

      Any such person may be indemnified against expenses (including attorneys' fees), judgments, fines (including excise taxes) and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

      A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

       In addition, our amended certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

           - for any breach of the director's duty of loyalty to us or our stockholders;

           - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

           - for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

           - for any transaction from which the director derives an improper personal benefit.

      Additionally, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. The effect of these provisions is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the shares of our common stock offered pursuant to this prospectus:

Registration Fees ................................   $   3,162.52
Legal Fees and Expenses ..........................   $  36,000.00
Printing and EDGAR Expenses ......................   $   4,800.00
Accounting Fees and Expenses .....................   $   4,200.00
Blue Sky Fees ....................................   $   5,000.00
Miscellaneous ....................................   $   2,500.00
                                                     ------------
      Total ......................................   $  55,662.52

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

           In the last three years, we have sold the following securities:

           On January 5, 1998, we issued G. Ray Miller, the Chief Executive Officer and a director of the company, a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share on or before January 5, 2001. The warrant was issued for Mr. Miller's past work for us. On January 4, 2001, the warrant was extended to January 5, 2003.

           On January 5, 1998, we issued Mary Merritt, the Vice President of Finance and a director of the Company, a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share on or before January 5, 2001. The warrant was issued for Ms. Merritt's past work for us. On January 4, 2001, the warrant was extended to January 5, 2003.

           On February 11, 1998, C. H. Fallon received a warrant to purchase 20,000 shares of our common stock at an exercise price of $1.25 per share on or before February 11, 2001 in conjunction with signing a master distributor agreement. On January 4, 2001, the warrant was extended to January 5, 2003.

           On February 11, 1998, Capital Growth Fund, Ltd. received a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.25 per share on or before February 11, 2001 in conjunction with a lease financing arrangement. On January 23, 2001, our board of directors resolved to extend the term of exercise of the warrants to end ten days after the effective date of this prospectus.


           On February 19, 1998, Capital converted a $160,000 convertible debenture that we had issued to Capital in a previous offering into 183,908 shares of the our common stock. On September 14, 1998, Bisbro Investments, Ltd. and Universal Asset Fund, Ltd. each converted their $160,000 convertible debenture, received in the same offering, into 183,908 shares of our common stock.

           On April 23, 1998, we issued two new warrants to Invest, Inc.- a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share on or before November 12, 1999 to Bisbro and a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share on or before November 12, 1999 to Invest. On October 5, 1999, Bisbro exercised 22,000 of the warrant shares and a new warrant was issued for 178,000 shares of common stock. Also on October 5, 1999, both Bisbro's and Invest's warrants were extended to November 12, 2000 and repriced from $1.00 to $1.25. The previous warrants were granted in connection with a Regulation S offering we conducted in 1995. On January 23, 2001, our board of directors resolved to extend the term of exercise of the warrants to end ten days after the effective date of this prospectus.

           On April 23, 1998, we issued Invest a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share on or before November 12, 1999. On October 5, 1999, we extended Invest's warrants to November 12, 2000 and repriced them to $1.25. On January 23, 2001, our board of directors resolved to extend the term of exercise of the warrants to end ten days after the effective date of this prospectus.

           On August 3, 1998, Capital agreed to lend $83,000 to us. In return, we issued Capital a promissory note in the amount of $83,000 bearing interest at a rate of 10% per annum due on August 3, 1999. On August 14, 1998, Capital agreed to lend $10,000 to us. In return, we issued Capital a promissory note in the amount of $10,000 bearing interest at a rate of 10% per annum due on August 14, 1999. Both of those notes were converted into shares of our common stock at a conversion price of $0.50 per share for a total of 186,000 shares on June 18, 1999.

           On September 3, 1998, we issued Eugene Starr a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share on or before September 3, 2000. This warrant has expired.

           On September 3, 1998, George Michael and Tom Bolger, formerly MBRK, agreed to convert $55,987.00 of the amount we owed to them, as vendors, in exchange for shares of our common stock. We issued Mr. Michael 107,474 shares of common stock at $0.50 per share for the respective portion of the debt owed to him. We issued Mr. Bolger 4,500 shares of common stock at $0.50 per share for the respective portion of the debt owed to him.

           On September 3, 1998, Lawrence E. Steinberg, a beneficial owner of 5% or more of our stock, converted a promissory note from the company in the amount of $302,100 into 751,136 shares of common stock at $0.39 per share.

           On September 3, 1998, the Lawrence E. Steinberg Charitable Remainder Trust, a Texas trust of which Lawrence E. Steinberg is a trustee, converted a promissory note from the company in the amount of $29,400 into 75,180 shares of common stock at $0.39 per share.

           On September 3, 1998, the Ilana S. Steinberg Trust A, a Texas trust for the benefit of one of Lawrence E. Steinberg's children of which Mr. Steinberg is a trustee, converted a promissory note from the company in the amount of $8,400 into 21,480 shares of common stock at $0.39 per share.

           On September 3, 1998, the Adam J. Steinberg Trust A, a Texas trust for the benefit of one of Lawrence E. Steinberg's children of which Mr. Steinberg is a trustee, converted a promissory note from the company in the amount of $8,400 into 21,480 shares of common stock at $0.39 per share.

           On September 3, 1998, Lawrence E. Steinberg agreed to loan us $100,000. In return, we issued Mr. Steinberg two promissory notes and a warrant to purchase 100,000 shares of common stock at a price of $1.00 per share on or before October 16, 2001. The notes that were due on September 3, 1999 and October 16, 1999 were repaid on December 30, 1999, but the warrants remain outstanding.

           On September 30, 1998, Bisbro and Universal agreed to lend us up to $100,000 in exchange for various promissory notes totaling $100,000 bearing interest at a rate of 10% per annum and warrants to purchase up to 100,000 shares. The following transactions were in conjunction with that agreement:

            - On September 30, 1998, at the request of Bisbro, we issued each of JMG Capital Partners and Triton Capital Investments, Ltd. a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share on or before September 30, 2001.

            - On October 1, 1998, Bisbro loaned $20,000 to us. In return, we issued Bisbro a promissory note in the amount of $20,000 due on October 1, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

            - On October 1, 1998, Universal loaned $20,000 to us. In return, we issued Universal a promissory note in the amount of $20,000 due on October 1, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

            - On November 1, 1998, we issued J. Steven Emerson a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share on or before November 1, 2001 at the request of Bisbro.

            - On November 10, 1998, Bisbro loaned $30,000 to us. In return, we issued Bisbro a promissory note in the amount of $30,000 due on November 10, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 60,000 shares on June 18, 1999.

            - On January 5, 1999, Bisbro loaned $10,000 to us. In return, we issued Bisbro a promissory note in the amount of $10,000 due on January 5, 2000. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 20,000 shares on June 18, 1999.

           On October 2, 1995, we issued a warrant to Badar Al-Rezaihan to purchase 20,000 shares of our common stock at an exercise price of $0.20 per share with an expiration date of October 1, 1998. We extended the warrant to October 1, 1999 before which time Mr. Al-Rezaihan exercised his warrant to purchase 20,000 shares and the shares were issued in the name of Bisbro. Mr. Al-Rezaihan received the warrant in consideration of his assistance to us in creating and maintaining international market contacts to provide us with capital investment .

           On November 5, 1998, Capital converted the amounts we owed it under our outstanding lease obligations pursuant to the Equipment Lease Agreements between Capital and us dated March 18, 1998 and May 1, 1998 into 579,971 shares of our common stock.

           On November 25, 1998, Universal agreed to loan $20,000 to us. In return, we issued Universal a promissory note in the amount of $20,000 bearing interest at a rate of 10% per annum due on November 25, 1999. This note was converted into shares of our common stock at a conversion price of $0.50 per share for 40,000 shares on June 18, 1999.

           On December 30, 1998, we issued In Touch Solutions, L.L.C. Answering Services, Inc., Amerivoice Telecommunications, Inc., Voicenet New Media, Inc., Best Voice, Inc. and Nomis Communications, Inc., all companies who contracted with us to become our master distributors, warrants to purchase an aggregate of 170,000 shares of our common stock at an exercise price of $1.00 per share on or before December 30, 2000. On January 23, 2001, our board of directors resolved to extend the exercise of these warrants to December 30, 2002.

           On February 10, 1999, we issued Edwin G. Bowles a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share on or before February 10, 2001 for Mr. Bowles' past work for us in creating the billing system we use with providers.

           On March 30, 1999, G. Tyler Runnels agreed to lend $43,000 to us. In return, we issued Mr. Runnels a promissory note in the amount of $43,000 bearing interest at a rate of 12% per annum due on March 30, 2000 and we issued him a warrant to purchase 43,000 shares of our common stock at an exercise price of $0.50 per share on or before March 31, 2004, in return for such loan. The note was repaid with interest on June 16, 1999.

           On March 31, 1999, John B. Davies, Jacqueline Knapp and Larry Kupferberg agreed to lend $50,000, $75,000 and $75,000 respectively to us. In return, we issued Mr. Davies, Ms. Knapp and Mr. Kupferberg promissory notes in their respective amounts bearing interest at a rate of 12% per annum due on March 31, 2000 and we issued John B. Davies, Jacqueline Knapp and Larry Kupferberg warrants to purchase 50,000, 75,000 and 75,000 shares, respectively, at an exercise price of $.50 per share on or before March 31, 2004. We have paid off these notes and the warrant holders exercised the warrants.

           On March 31, 1999, we issued Kathryn Jergens a warrant to purchase 25,000 shares of our common stock at an exercise price of $0.84 per share on or before March 31, 2004, for the use of Ms. Jergens' voice, as the voice of EMMA, the Perfect Receptionist.

           On May 3, 1999, we issued John Meleky, Karl Koelker, Louis R. Battista and Mark Battista warrants to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $1.37 per share on or before May 3, 2001, in conjunction with their agreements to be master distributors of our services in the Dallas area.

           On July 1, 1999, we issued 160,000 shares of common stock to Triton at a purchase price of $1.25 per share for $200,000.00. On the same day, we also issued 160,000 shares of our common stock to JMG Capital Partners, L.P. at a purchase price of $1.25 per share for $200,000.00.

           On September 21, 1999, we issued Southwest Texas Telephone a warrant to purchase 5,000 shares of common stock of the company at an exercise price of $1.66 per share on or before September 20, 2000 in conjunction with their execution of our marketing and license agreements for the VIP system. This warrant has expired.

           On December 1, 1999, we issued Alexander Associates a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share on or before December 1, 2004, for the services they provided in conjunction with a research report conducted for our use.

           On December 10, 1999, we issued Steve Chizzik, Howard Isaacs, William Reininger and Elizabeth Valdes warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share on or before December 10, 2001, for financial public relations services they performed for us.

           On December 22, 1999, we issued 1,500,000 shares of our common stock to a number of private investors at a purchase price of $1.50 per share for an aggregate offering price and total proceeds of $2,250,000.00. We paid G. Tyler Runnels, a shareholder of the company, a finder's fee in conjunction with this offering.

           On January 21, 2000, we issued 500 shares of common stock to Anthony Clure at a purchase price of $1.03 per share pursuant to the exercise of an employee stock option. On the same day, we also issued 750 shares of common stock to Lori Rubottom at a purchase price of $.20 per share pursuant to the exercise of an employee stock option.

           On February 23, 2000, we issued 100,000 shares of our common stock to Jacob Wizman at a purchase price of $2.00 per share for $200,000.

           On March 24, 2000, we issued 5,000 shares of common stock to Harolyn Glicker at a purchase price of $3.00 per share for $15,000 pursuant to exercise of a warrant.

           On April 6, 2000, we issued 9,500 shares of our common stock to Anthony Clure at an exercise price of $1.03 per share pursuant to the exercise of an employee stock option.

            Three warrantholders exercised their warrants to purchase a total of 10,736 shares of common stock. On July 13, 2000, we issued 5,000 shares of our common stock to Eugene Starr at an exercise price of $3.00 per share pursuant to the exercise of a warrant. On July 18, 2000, we issued 736 shares of common stock to Murray Alter in a cashless exercise of his warrant to purchase 2,500 shares of our common stock at an exercise price of $3.00 per share. The shares were issued on a net basis. On August 2, 2000, we issued 5,000 shares of our common stock to Patrick Hund at an exercise price of $3.00 per share pursuant to the exercise of a warrant.

            On August 16, 2000, we issued Craig Dierksheide and Ameritel Communications, LLC each warrants to purchase 13,750 and 11, 250 shares of our common stock, respectively, at an exercise price of $1.00 per share to be exercised on or before December 30, 2000, in exchange for a warrant to purchase 25,000 shares of our common stock at the same exercise price, that was previously issued to In Touch Solutions, LLC. On January 23, 2001, our board of directors resolved to extend the terms of exercise of these warrants to December 30, 2002.

            On August 24, 2000, we completed the sale of 1,142,858 units consisting of one share of our common stock and one warrant to purchase one-fourth (1/4th) of a share of our common stock. The units were sold at a purchase price of $2.625 per unit. The warrants are exercisable at an exercise price of $2.625 per share and are exercisable for 5 years, subject to certain adjustments. The offer and sale of these securities was exempt from registration pursuant to Regulation D of the Securities Act.

            On September 8, 2000, we issued a number of warrants. We issued each of Peter Foster, Tyler Runnels and Mohammed Hadid a warrant to purchase 20,000 shares of our common stock at an exercise price of $2.75 per share to be exercised on or before September 8, 2001, related to their service as advisory council members. We also issued Robert Ramsdell a warrant to purchase 40,000 shares of our common stock on the same terms and also related to his service as an advisory council member.

           All of the transactions referred to in this section are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act except those securities that were sold to Capital Growth Fund, Ltd., Bisbro Investments, Ltd. or Universal Asset Fund, Ltd. which were offered pursuant to Regulation S.

           Appropriate legends were affixed to the share certificates issued stating that the securities issued could not be sold or transferred without an opinion of counsel or registration of the securities.

                                    EXHIBITS


Exhibit
Number                   Description of Exhibit
------                   ----------------------
3.1(1)              Certificate of Incorporation of Preferred/telecom, Inc. filed on August 3, 1992 with the
                    Secretary of State of Delaware (Exhibit 3.1)
3.2(1)              Certificate of Amendment, filed on May 2, 1994 with the Secretary of State of Delaware
                    (Exhibit 3.2)
3.3(1)              Certificate of Amendment, filed on March 21, 1995 with the Secretary of State of Delaware
                    (Exhibit 3.3)
3.4(2)              Certificate of Amendment, filed on July 27, 1995 with the Secretary of State of Delaware
                    (Exhibit 3.5)
3.5(3)              Certificate of Amendment, filed on March 7, 1997 with the Secretary of State of Delaware.
                    (Exhibit 3.5)
3.6(1)              Bylaws of Preferred/telecom, Inc. (Exhibit 3.4)
4.1(1)              Specimen Certificate evidencing Common Stock of Preferred/telecom, Inc. (Exhibit 4.1)
5.1+                Opinion of Jenkens & Gilchrist, a Professional Corporation
10.1+               Form of Warrant Certificate and Schedule of Warrant Certificates
10.2(4)             Form of Subscription Agreement and Schedule (Exhibit 4.8)
10.3(5)             Subscription Agreement and Letter of Investment Intent of Triton Capital Investments, Ltd.,
                    dated July 1, 1999 (Exhibit 10.1)
10.4(5)             Subscription Agreement and Letter of Investment Intent of JMG Capital Partners, L.P., dated
                    July 1, 1999 (Exhibit 10.2)
10.5(6)             Specimen of 2-year, 7% $10,000 Note being issued in bridge financing (Exhibit 10.44)
10.6(6)             Promissory Note to Brite Voice Systems, Inc. in the original principal amount of $216,500, dated as of July 31, 1996 (Exhibit 10.48)
10.7(7)             Volume License Agreement between Philips Speech Processing North America, a division of Philips
                    Electronics North America Corporation and Preferred Voice, Inc. (Exhibit 10.31)
10.8(8)             Form of Subscription Agreement between Preferred Voice, Inc. and certain purchasers of
                    Preferred Voice, Inc. common stock (Exhibit 10.1)
10.9(8)             Form of Warrant Certificate (Exhibit 10.2)
10.10(8)            Warrant No. 122 issued to Stifel, Nicolaus & Company, Inc. (Exhibit 10.3)
10.11(3)            Office Building Lease between Greenville Avenue Properties, Ltd. And Preferred Voice, Inc.
                    (Exhibit 10.2)
10.12(3)            First Amendment to Lease between Dallas Office Portfolio, L.P. as successor in interest to
                    Greenville Avenue Properties, Ltd. and Preferred Voice, Inc. (Exhibit 10.17)
10.13(5)            Second Amendment to Lease between Dallas Office Portfolio, L.P., as successor in interest to
                    Greenville Avenue Properties, Ltd. and Preferred Voice, Inc. (Exhibit 10.3)
10.14(1)            Preferred/telecom, Inc. 1994 Stock Plan for Incentive and Non-Qualified Stock Options
                    (Exhibit 10.5)
10.15(9)            2000 Stock Plan for Incentive Stock Options and Other Equity Participation (Exhibit 10.1)
10.16(9)            Form of Incentive Stock Option Agreement (Exhibit 10.2)
10.17(10)           Asset Purchase Agreement by and between Brite Voice Systems, Inc. and Preferred/telecom, Inc.
                    (Exhibit 2.1)
23.1+               Consent of Philip Vogel & Co. PC
23.2+               Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion filed as Exhibit 5.1).
24+                 Power of Attorney (included on signature page)

-------------
+     Filed herewith.

(1) Incorporated by reference to the exhibit shown in parenthesis to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 15, 1995.

(2) Incorporated by reference to the exhibit shown in parenthesis to Amendment No. 1 to our Registration Statement, filed with the Securities and Exchange Commission on August 7, 1995.
(3) Incorporated by reference to the exhibit shown in parenthesis to our Annual Report on Form 10-KSB for the period ended March 31, 1999, filed by us with the Securities and Exchange Commission.
(4) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999, filed by us with the Securities and Exchange Commission.
(5) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed by us with the Securities and Exchange Commission.
(6) Incorporated by reference to the exhibit shown in parenthesis to our Annual Report on Form 10-KSB for the period ended March 31, 1996, filed by us with the Securities and Exchange Commission.
(7) Incorporated by reference to the exhibit shown in parenthesis to Amendment No. 1 to Form 10-KSB for the period ended March 31, 2000, filed by us with the Securities and Exchange Commission.
(8) Incorporated by reference to the exhibit shown in parenthesis to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2000.
(9) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, filed by us with the Securities and Exchange Commission.
(10) Incorporated by reference to the exhibit shown in parenthesis to our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996, filed by us with the Securities and Exchange Commission.

ITEM 28.  UNDERTAKINGS.

      (a)  RULE 415.  The undersigned registrant will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) include any additional or changed material information on the plan of distribution.

           (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of such securities at that time as the initial BONA FIDE offering of those securities.

           (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the termination of the offering.

      (e) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 6, 2001.


                              PREFERRED VOICE, INC.



                              By:   /s/ G. Ray Miller
                                 -----------------------------------------------
                                      G. Ray Miller
                                      CHIEF EXECUTIVE OFFICER AND PRESIDENT


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                    TITLE                                                                  DATE
---------                                    -----                                                                  ----

/s/ G. Ray Miller                            President, Chief Executive Officer and Chairman of the Board of
-------------------------------------------  Directors (PRINCIPAL EXECUTIVE OFFICER)                                March 6, 2001
G. Ray Miller

/s/ Mary G. Merritt                          Secretary, Treasurer, Vice President of Finance and Director
-------------------------------------------  (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)                           March 6, 2001
Mary G. Merritt

/s/ Scott V. Ogilvie                         Director
-------------------------------------------
Scott V. Ogilvie                                                                                                    March 6, 2001

/s/ Gerard Hallaren                          Director
-------------------------------------------
Gerard Hallaren                                                                                                     March 6, 2001